UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.     )

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Civitas Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:

It is our pleasure to invite you to attend the 2015 Annual Meeting of Stockholders of Civitas Solutions, Inc. The meeting will be held on Friday, March 6, 2015 at 9:00 a.m. Eastern Standard Time, at 313 Congress Street, Boston, Massachusetts 02210, 4th Floor Conference Room. Registration will begin at 8:00 a.m. Eastern Standard Time.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The accompanying notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about Wednesday, January 28, 2015.

YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee, as applicable, to vote your shares.

On behalf of the Board of Directors, we would like to express our sincere appreciation for your ongoing support and continued interest in Civitas.

Very truly yours,

Edward M. Murphy	Bruce F. Nardella
Executive Chair	President and Chief Executive Officer

Boston, Massachusetts

January 28, 2015

Notice of 2015 Annual Meeting of Stockholders

Time and Date	9:00 a.m. Eastern Standard Time, on Friday, March 6, 2015

Place	313 Congress Street, Boston, Massachusetts 02210, 4th Floor Conference Room

Items of Business	1.	Election of directors;

	2.	Advisory vote to approve named executive officer compensation (say-on-pay);

	3.	Advisory vote on the frequency of the advisory vote on named executive officer compensation;

	4.	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015; and

	5.	Such other business as may properly come before the meeting.

Record Date	Holders of record of the Company’s common stock at the close of business on January 20, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2015 Annual Meeting of Stockholders, we urge you to vote your shares now in order to ensure the presence of a quorum.

Stockholders of record may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call 1.800.690.6903; or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If you hold your shares through a broker, bank or other nominee, follow the voting instructions you receive from your broker, bank or other nominee, as applicable, to vote your shares.

By Order of the Board of Directors,

Linda De Renzo

Chief Legal Officer, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on March 6, 2015: this Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for fiscal 2014 are available in the investor relations section of our website at http://civitas-solutions.com/investor-relations/. Additionally, and in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com.

Proxy Statement Summary Information

The Board of Directors (the “Board”) of Civitas Solutions, Inc. (“we,” “us” “our,” the “Company” or “Civitas”) is soliciting your proxy to vote at the Company’s 2015 annual meeting of stockholders (the “Annual Meeting”), or at any postponement or adjournment of the Annual Meeting. To assist you in your review of this proxy statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting below. For additional information about these topics, please review this proxy statement in full and the Company’s Annual Report on Form 10-K for fiscal 2014 which was filed with the SEC on December 17, 2014 (the “Annual Report”).

Our fiscal year ends on September 30th each year. Fiscal years in this proxy statement are identified according to the calendar year in which the fiscal year ends. For example, references to “fiscal 2014” or similar references refer to the fiscal year ended September 30, 2014.

Proposals to be Voted on and Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference (for more detail)

Election of Directors (Proposal No. 1)	☑	FOR EACH DIRECTOR NOMINEE	6

Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay) (Proposal No. 2)	☑	FOR	49
Frequency of Advisory Vote on Named Executive Officer Compensation (Proposal No. 3)	☑	FOR 1 YEAR	50

Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2015 (Proposal No. 4)	☑	FOR	51

Director Nominees

The following table provides summary information about our Class I director nominees. Each Class I director is elected for a three-year term that will expire at the Company’s 2018 annual meeting of stockholders.

Nominee	Age	Director Since	Primary Occupation	Independent	Board Committees	Select Skills/ Qualifications
Chris A. Durbin	49	2010	Managing Director, Vestar Capital Partners	No	Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee	Knowledge and experience in strategy and operations.
Patrick M. Gray	65	2014	Retired Audit Partner, PricewaterhouseCoopers	Yes	Audit Committee	Knowledge and experience in accounting and finance.
Bruce F. Nardella	57	2014	President and Chief Executive Officer, Civitas Solutions, Inc.	No	Quality and Risk Management Committee	Knowledge and experience in the human services industry and the public, private and nonprofit sectors.

Frequently Asked Questions about Voting and the Annual Meeting

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on January 20, 2015, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the Annual Meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard Time, at the Office of the Secretary located at Civitas’ corporate headquarters at 313 Congress Street, Boston, Massachusetts 02210. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Civitas Solutions, Inc. common stock?

Holders of Civitas Solutions, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, bank or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee, as applicable, for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold your shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting via the Internet at www.proxyvote.com, by calling 1.800.690.6903 or by signing and returning the enclosed proxy card. Proxies submitted via the Internet, by telephone or by mail must be received by 11:59 p.m. Eastern Standard Time, on March 5, 2015. You may also vote at the Annual Meeting by delivering your completed proxy card in person. If you vote by telephone or via the Internet you do not need to return your proxy card.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 4, the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 4, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting. A quorum is required in order for the Company to conduct its business at the Annual Meeting. As of the Record Date, 36,950,000 shares of common stock were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

What vote is required to approve each proposal?

Proposal	Vote Required	Board Recommendation

Election of directors (Proposal No. 1)	Plurality of the votes cast FOR each director nominee	FOR all nominees

Advisory vote to approve Named executive officer compensation (say-on-pay) (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the compensation of our named executive officers
Frequency of advisory vote on named executive officer compensation (Proposal No. 3)	The option of 1 year, 2 years or 3 years that receives the highest number of votes will be deemed to be the frequency selected by our stockholders	FOR 1 YEAR as the frequency of the advisory vote to approve named executive officer compensation

Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015 (Proposal No. 4)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions/Withheld Votes	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes

Election of directors (Proposal No. 1)	FOR, AGAINST or WITHHOLD (for each director nominee)	No effect—not counted as a “vote cast”	No	No effect

Advisory vote to approve named executive officer compensation (say-on-pay) (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Frequency of advisory vote on named executive officer compensation (Proposal No. 3)	1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN	No effect—not counted as a “vote cast”	No	No effect
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015 (Proposal No. 4)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Unless you give other instructions when you vote, the persons named as proxies, Bruce F. Nardella, Denis M. Holler and Linda De Renzo, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

May I change or revoke my vote?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank or other nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Secretary at our corporate headquarters at Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210;

•	submitting another proxy that is dated later than the original proxy (including a proxy submitted via telephone or Internet); or

•	voting in person at the Annual Meeting.

Can I attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Standard Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the Annual Meeting other than those operated by the Company or its designees. All bags, briefcases and packages will be subject to search.

Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to present at the registration desk in order to gain admission to the Annual Meeting.

Election of Directors (Proposal No. 1)

The Board currently consists of nine members and is divided into three classes of directors, with three Class I directors, three Class II directors and three Class III directors. The current term of our Class I directors expires at the Annual Meeting, while the terms for Class II and Class III directors will expire at our 2016 and 2017 annual meetings of stockholders, respectively. Upon recommendation by the Nominating and Corporate Governance Committee of the Board, the Board has nominated three directors for election as Class I directors. If elected, each nominee will serve for a three-year term expiring at the 2018 annual meeting of stockholders. Each director will hold office until his or her respective successor has been duly elected and qualified or until the director’s earlier death, resignation or removal.

Each nominee currently serves as a director of the Company and has consented to serve if elected. Messrs. Durbin, Gray and Nardella joined our Board in December 2010, September 2014 and January 2014, respectively. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Set forth below is information with respect to our Class I director nominees and our continuing Class II and Class III directors, including their recent employment or principal occupation, a summary of select qualifications, skills and experience that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their ages as of the Record Date. The Nominating and Corporate Governance Committee believes that as a group, the Class II and Class III directors, together with the nominees to serve as Class I directors, possess the right diversity of backgrounds, skills, experiences and perspectives to constitute an effective Board.

Nominees for Class I Directors for Election at the 2015 Annual Meeting

Chris A. Durbin

Director Since: December 2010

Age: 49

Compensation Committee Chair and Audit Committee and Nominating and Corporate Governance Committee Member

Business Experience. Mr. Durbin was elected to our board of directors in December 2010. He is a Managing Director in the Vestar Resources group of Vestar Capital Partners. Before joining Vestar in 2007, Mr. Durbin was Managing Director of Strategy and Business Development in Bank of America’s Global Wealth and Investment Management business from 2001 to 2007. Prior to this, he worked at Mercer Management Consulting and Corporate Decisions, Inc., where he designed and implemented growth strategies for clients including several Vestar portfolio companies. Mr. Durbin is currently a director of and serves on the Audit Committee for Triton Container International Limited and DeVilbiss Healthcare. Mr. Durbin also chairs the Compensation Committee for DeVilbiss Healthcare. He also serves as Director of International Asset Systems (IAS). Mr. Durbin was selected as a director for his knowledge and experience in strategy and operations. Mr. Durbin earned a B.B.A. from the University of Notre Dame and an M.B.A. from Northwestern University’s J.L. Kellogg School of Management.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations.

Patrick M. Gray

Director Since: September 2014

Age: 65

Audit Committee Member

Business Experience. Mr. Gray was named a director upon the completion of the Company’s initial public offering in September 2014. Mr. Gray brings extensive experience in accounting and financial reporting to our board of directors, having spent over 37 years with PricewaterhouseCoopers LLP (“PwC”) until his retirement in 2009. He is a Certified Public Accountant who spent 25 years as an Audit Partner serving clients ranging from Fortune 500 companies and multi-national companies to rapid-growth companies pursuing an initial public offering. At the time of his retirement, he served as the lead partner for the PwC U.S. firm Corporate Governance Group. Mr. Gray is currently a member of the board of Sancilio & Company, a privately-held, research-based biopharmaceutical company, where he has served in such capacity since 2012. Mr. Gray was selected as a director for his knowledge and experience in accounting and finance. Mr. Gray is a certified public accountant and holds an Executive Masters Professional Director Certificate from the American College of Corporate Directors. He earned a B.S. from the Wharton School at the University of Pennsylvania.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in accounting and finance.

Bruce F. Nardella

Director Since: January 2014

Age: 57

Quality and Risk Management Committee Member

Business Experience. Mr. Nardella has served as Chief Executive Officer and Director since January 2014 and has served as President since December 2009. Mr. Nardella was our President and Chief Operating Officer from December 2009 to December 2013, as well as our Executive Vice President and Chief Operating Officer from May 2007 to December 2009. Mr. Nardella joined the Company in 1996 as a state director and in May 2003 he was named President of our Eastern Division. Prior to that, he was a deputy commissioner for the Massachusetts Department of Youth Services. Mr. Nardella was selected as a director for his knowledge and experience in the human services industry and the public, private and nonprofit sectors. Mr. Nardella earned a B.A. from Colgate University, an M.A. in Education from Boston University and an M.P.A. from the Kennedy School of Government at Harvard University.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in the human services industry and the public, private and nonprofit sectors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES

FOR ELECTION AS A DIRECTOR.

Class II Directors With Terms Continuing Until the 2016 Annual Meeting

Edward M. Murphy

Director Since: September 2004

Age: 67

Nominating and Corporate Governance Committee Member

Business Experience. Mr. Murphy has served as Executive Chair of the Board of Directors since January 2014 and as Director since he was appointed to the Board of Directors in September 2004. Mr. Murphy served as Chief Executive Officer from January 2005 until December 2013. He also served as our President from September 2004 until December 2009. Mr. Murphy founded Alliance Health and Human Services, Inc. (“Alliance”) in 1999 and served as the organization’s President and CEO until September 2004. Prior to founding Alliance, he was a Senior Vice President at Tucker Anthony and President and Chief Operating Officer of Olympus Healthcare Group. Mr. Murphy is a former Commissioner of the Massachusetts Department of Youth Services and the Massachusetts Department of Mental Health, and the former Executive Director of the Massachusetts Health and Educational Facilities Authority. Mr. Murphy was selected as a director for his knowledge and experience in the human services industry, the public, private and nonprofit sectors and finance. Mr. Murphy earned an A.B. from Boston College, and an M.A. and Ph.D in Communications from the University of Massachusetts at Amherst.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in the human services industry, the public, private and nonprofit sectors and finance.

Kevin A. Mundt

Director Since: March 2008

Age: 60

Nominating and Corporate Governance Committee Chair

Business Experience. Mr. Mundt joined our board of directors in March 2008. He is a Managing Director at Vestar Capital Partners, and is President of the Vestar Resources group. Before joining Vestar in 2004, Mr. Mundt spent 23 years as a strategy and operations consultant specializing in consumer products, retailing and multi-point distribution, as well as healthcare and industrial marketing. For eleven of those years, Mr. Mundt was a strategic adviser to Vestar, and served on the boards of several Vestar portfolio companies. He began his consulting career at Bain and Company, and went on from there to co-found Corporate Decisions, Inc. When that firm was acquired by Marsh and McLennan, Mr. Mundt became a Managing Director of Marsh and McLennan’s financial consulting arm, Mercer Oliver Wyman. Mr. Mundt is currently a Director and serves on the Compensation Committee of Big Heart Pet Brands (formerly known as Del Monte Foods), The Sun Products Corp. and Roland Foods, companies in which Vestar or its affiliates have a significant equity interest. In addition, Mr. Mundt is a member of the President’s Leadership Council at Brigham & Women’s Hospital and a member of the Corporation of Brown University. He is also a past director of MediMedia USA, Inc., Solo Cup Company, Fiorucci Foods, Birds Eye Foods, Sunrise Medical and Duff & Phelps. Mr. Mundt was selected as a director for his knowledge and experience in strategy and operations. Mr. Mundt earned a B.A. from Brown University and an M.B.A. from Harvard Business School.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations.

Guy Sansone

Director Since: December 2009

Age: 50

Compensation Committee Member

Business Experience. Mr. Sansone was elected to our Board of Directors in December 2009. Mr. Sansone is a Managing Director at Alvarez & Marsal in New York and serves as head of its Healthcare Industry Group. Over the past 20 years, he has invested in and consulted as an executive to numerous companies, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. While at Alvarez & Marsal, Mr. Sansone served as Chief Executive Officer and Chief Restructuring Officer at Saint Vincent Catholic Medical Centers in New York from October 2005 to August 2007 and as interim Chief Financial Officer of HealthSouth Corporation from March 2003 to October 2004, among other positions. He most recently served as Chief Restructuring Officer for Erickson Retirement Communities, which filed for bankruptcy protection in October 2009. Mr. Sansone served as a director of Rotech Healthcare, Inc. from March 2002 to August 2005. Mr. Sansone was selected as a director for his knowledge and experience in strategy and operations, with an emphasis on the health care industry. Mr. Sansone earned a B.S. from the State University of New York at Albany.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in in strategy and operations.

Class III Directors With Terms Continuing Until the 2017 Annual Meeting

Gregory T. Torres

Director Since: 1980

Age: 65

Quality and Risk Management Committee Member

Business Experience. Mr. Torres was elected to our board of directors in 1980 as a member of our first board of directors. Mr. Torres served as Chairman of the board of directors from September 2004 to December 2013. He was also the Company’s Chief Executive Officer from January 1996 to January 2005, as well as its President from January 1996 until September 2004. Prior to joining the Company in 1980, Mr. Torres held prominent positions within the public sector, including chief of staff of the Massachusetts Senate Committee on Ways and Means and assistant secretary of human services. Since May 2007, Mr. Torres has been president and chief executive officer of the Massachusetts Institute for a New Commonwealth, known as “MassINC”, an independent, nonpartisan research and educational institute in Boston. On December 16, 2013, the Board of Directors accepted the resignation of Mr. Torres as Chairman and employee of the Company, effective as of January 1, 2014. Mr. Torres was selected as a director for his knowledge and experience in the human services industry, in the nonprofit, public and private sectors. Mr. Torres earned a B.A. from St. Vincent’s College and an M.P.A. from the Kennedy School of Government at Harvard University.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in the human services industry, in the nonprofit, public and private sectors.

James L. Elrod, Jr.

Director Since: June 2006

Age: 60

Quality and Risk Management Committee Member Chair and Compensation Committee Member

Business Experience. Mr. Elrod joined our board of directors in June 2006. Mr. Elrod is a Managing Director of Vestar Capital Partners, having joined Vestar in 1998. Previously, he was Executive Vice President, Finance and Operations, for Physicians Health Service, a public managed care company. Prior to that, he was a Managing Director and Partner of Dillon, Read & Co. Inc. Mr. Elrod is currently a director of 21st Century Oncology (formerly known as Radiation Therapy Services, Inc.). Mr. Elrod was selected as a director for his knowledge and experience in finance and the health care industry. Mr. Elrod earned a B.A. from Colgate University and an M.B.A. from Harvard Business School.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in finance and the health care industry.

Pamela F. Lenehan

Director Since: December 2008

Age: 62

Audit Committee Chair

Business Experience. Ms. Lenehan was elected to our board of directors in December 2008. Ms. Lenehan has served as President of Ridge Hill Consulting, a strategy consulting firm, since 2002. Prior to this, Ms. Lenehan was self-employed as a private investor. From 2000 to 2001, she was vice president and chief financial officer of Convergent Networks. From 1995 to 2000, she was senior vice president of corporate development and treasurer of Oak Industries Inc., which was acquired by Corning Inc. in 2000. Prior to that, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a vice president of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is currently a member of the boards of directors of Monotype Imaging Holdings Inc., where she is a member of the Audit Committee and chair of the Management Development and Compensation Committee, and American Superconductor Corporation where she chairs the Audit Committee. From 2004 to 2013, she was a member of the board of directors of Spartech Corporation until it was acquired by PolyOne and from 2001 to 2007 she was a member of the board of directors of Avid Technology. Ms. Lenehan was selected as a director for her knowledge and experience in finance and strategy and holds an Executive Masters Professional Director Certificate from the American College of Corporate Directors. Ms. Lenehan earned a B.A. and an M.A. in Economics from Brown University.

Select Qualifications, Skills and Experience:

•	Knowledge and experience in finance and strategy.

Corporate Governance

Our Board has adopted policies and procedures to ensure effective governance of Civitas. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Quality and Risk Management Committee, our Code of Conduct for Employees and our Code of Ethics for Senior Financial Officers may be viewed in the investor relations section of our website at www.civitas-solutions.com/investor-relations. We will also provide any of the foregoing information in print without charge upon written request delivered to the Secretary, Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02110.

The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, and may propose modifications to the Corporate Governance Guidelines and other key governance practices from time to time for adoption by the Board.

Controlled Company

We are a “controlled company” under the New York Stock Exchange corporate governance standards because Vestar Capital Partners (“Vestar”) holds a majority of the voting power of our outstanding common stock. As a controlled company, we are exempt from the rules that would otherwise require that:

•	a majority of our Board of Directors consist of “independent directors,” as defined under the rules of the New York Stock Exchange;

•	we have a nominating and corporate governance committee that is composed entirely of independent directors; and

•	we have a compensation committee that is composed entirely of independent directors.

In accordance with those exemptions, we do not have a majority of independent directors on our Board, and our Nominating and Corporate Governance Committee and Compensation Committee are not composed entirely of independent directors.

These exemptions, however, do not modify the independence requirements for our Audit Committee, and we will comply with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the rules of the New York Stock Exchange within the applicable time frame. These rules require that our Audit Committee be composed of at least three members, a majority of whom are required to be independent as of the date of this proxy statement, and all of whom will be required to be independent by September 16, 2015.

Based upon the information submitted by each director, the Board of Directors has affirmatively determined that Messrs. Gray and Sansone and Ms. Lenehan is each an “independent director,” as such term is defined in the New York Stock Exchange rules. The Board of Directors regularly re-evaluates the independence of each director and may in the future determine that other current directors are independent under the New York Stock Exchange rules.

Board Composition

The Board is responsible for overseeing the affairs of the Company. The Board held five meetings during fiscal 2014. Each director attended at least 80% of Board meetings held during fiscal 2014 (except Mr. Gray who joined our Board in September in connection with our initial public offering (the “IPO”)). Directors are expected to attend our annual meeting of stockholders.

In connection with our IPO, we entered into a director nominating agreement that provides NMH Investment, LLC (“NMH Investment”) or affiliates of Vestar the right to nominate: (i) eight of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 40% of the total voting power of Civitas; (ii) seven of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 35% of the total voting power of Civitas; (iii) six of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 30% of the total voting power of Civitas; (iv) five of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 25% of the total voting power of Civitas; (v) four of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 20% of the total voting power of Civitas; (vi) three of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 15% of the total voting power of Civitas; (vii) two of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 10% of the total voting power of Civitas; (viii) one of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 5% of the total voting power of Civitas. See “Certain Relationships and Related Party Transactions— Director Nominating Agreement.” Of the nominees for the Board this year, Messrs. Durbin, Gray and Nardella have been designated as nominees by NMH Investment and Vestar.

Our Board of Directors is divided into three classes as follows:

•	Class I directors, Messrs. Nardella, Durbin and Gray, whose term expires at the 2015 annual meeting of the stockholders;

•	Class II directors, Messrs. Murphy, Mundt and Sansone, whose term expires at the 2016 annual meeting of the stockholders; and

•	Class III directors, Mr. Torres, Mr. Elrod and Ms. Lenehan, whose term expires at the 2017 annual meeting of the stockholders.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, the Board shall consist of such number of directors as is determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships. The Board currently consists of nine directors. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise must be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board retains the right to exercise its discretion in combining or separating the office of the Chairman of the Board (the “Chairman”) and the Chief Executive Officer. Edward M. Murphy currently serves as Executive Chair and Bruce F. Nardella currently serves as Chief Executive Officer. The Board believes that the decision of whether to combine or separate the positions of Chairman and Chief Executive Officer will depend upon our particular circumstances at a given point in time. The Board currently believes that separating the Executive Chair and Chief Executive Officer positions is the appropriate leadership structure and is in the best interests of our stockholders at this time. The Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. In addition, Mr. Murphy’s attention to Board and committee matters allows Mr. Nardella to focus more specifically on overseeing our day-to-day operations as well as strategic opportunities and planning. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process.

Because Civitas has a Chairman who is not an independent director, the Board has decided that an independent director shall serve a one-year term as the presiding director. In January 2015, Mr. Sansone was appointed as the presiding director. It is currently expected that in January 2016, Ms. Lenehan will be appointed as the presiding director.

In accordance with the New York Stock Exchange rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. It is the policy of the Board that our non-management directors meet regularly in executive session in connection with regularly scheduled Board meetings and at such other times as they deem necessary. The presiding director presides at these sessions of non-management directors.

The position of presiding director of any such executive session is held for one year until the Board meeting prior to the next annual meeting of the Board by each independent director and rotates among the independent directors in reverse alphabetical order based on last name. Currently, Mr. Sansone serves as the presiding director. The presiding director position is rotated annually to assure that each independent director has a “turn” and can effectively exercise influence over informational flow and decision making.

The independent directors meet in an executive session at least one time per year.

The Board will conduct a comprehensive annual self-evaluation to determine whether it and its committees are functioning effectively. Our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Civitas is well-served by this flexible leadership structure.

Board Committees

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Quality and Risk Management Committee. Each of the committees reports to the Board as it deems appropriate, and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Quality and Risk Management Committee
Bruce F. Nardella				X
Chris A. Durbin	X	✓	X
Patrick M. Gray	X
Edward M. Murphy			X
Kevin A. Mundt			✓
Guy Sansone		X
Gregory T. Torres				X
James L. Elrod, Jr.		X		✓
Pamela F. Lenehan	✓

✓ Chair of the committee

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm; (ii) reviewing our independent registered public accounting firm’s independence from management; (iii) reviewing with our independent registered public accounting firm the scope of their audit; (iv) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (v) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (vi) reviewing and monitoring our accounting principles, accounting policies, financial reporting processes and controls and compliance with applicable legal and regulatory requirements; (vii) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (viii) reviewing and approving related party transactions; and (ix) reviewing and discussing policies and guidelines with respect to risk assessment and risk management.

The Audit Committee consists of Ms. Lenehan (Chair), Mr. Durbin and Mr. Gray. Our Board has affirmatively determined that each of Ms. Lenehan and Mr. Gray meet the definition of “independent director” for purposes of serving on the Audit Committee under applicable SEC and New York Stock Exchange rules. In addition, both Ms. Lenehan and Mr. Gray qualify as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. The SEC rules and New York Stock Exchange rules require us to have all independent Audit Committee members by September 16, 2015, and we intend to comply with this independence requirement within the time period specified.

The written charter for the Audit Committee is available on our corporate website at www.civitas-solutions.com.

The Audit Committee was formed in August 2014 in connection with our IPO, and did not meet prior to the Company’s year-end in September 2014.1

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) reviewing and approving executive officer compensation goals, objectives and plans; (ii) reviewing and recommending the compensation of our directors; (iii) reviewing and approving employment agreements, severance arrangements and change in control agreements/provisions between us and our executive officers; and (vi) administering our stock plans and other incentive compensation plans.

Our Compensation Committee consists of Mr. Durbin (Chair), Mr. Elrod and Mr. Sansone. The written charter for the Compensation Committee is available on our corporate website at www.civitas-solutions.com.

The Compensation Committee was formed in August 2014 in connection with our IPO, and did not meet prior to the Company’s year-end in September 2014.2

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (ii) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and

[1]	Prior to the formation of the Company’s Audit Committee, an audit committee of the Board of Directors of NMHI (an indirect subsidiary of Civitas) met regularly. In the fiscal year ended 2014, the audit committee of NMHI met seven times.

[2]	Prior to the formation of the Company’s Compensation Committee, the compensation committee of the Board of Directors of NMHI met regularly. In the fiscal year ended 2014, the Compensation Committee of NMHI met two times.

efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) reviewing and recommending to our Board any changes to a set of corporate governance guidelines and principles applicable to us.

Our Nominating and Corporate Governance Committee consists of Mr. Mundt (Chair), Mr. Murphy and Mr. Durbin. The written charter for the Nominating and Corporate Governance Committee is available on our corporate website at www.civitas-solutions.com.

The Nominating and Corporate Governance Committee was formed in August 2014 in connection with our IPO, and did not meet prior to the Company’s year-end in September 2014.

Quality and Risk Management Committee

The Quality and Risk Management Committee is responsible for, among other matters: (i) oversight of our management compliance committee, which is responsible for the structure and implementation of our compliance plan and service delivery risk management plan; (ii) discussing specific material compliance and other legal issues with the Audit Committee, the Chief Legal Officer and the Compliance Officer, as appropriate; (iii) oversight of our quality assurance and quality improvement programs; and (iv) conducting such investigations into matters relating to compliance matters as the committee may deem necessary.

Our Quality and Risk Management Committee consists of Mr. Elrod (Chair), Mr. Torres and Mr. Nardella. The written charter for the Quality and Risk Management Committee is available on our corporate website at www.civitas-solutions.com.

The Quality and Risk Management Committee was formed in September 2014 in connection with our IPO, and did not meet prior to the Company’s year-end in September 2014.3

Compensation Committee Interlocks and Insider Participation

Messrs. Durbin, Elrod and Sansone are the members of our Compensation Committee, and none of them is or has been our officer or employee. Messrs. Durbin and Elrod are managing directors of Vestar (“Vestar”), which controls Civitas. For a description of the transactions between us and Vestar, see “Certain Relationships and Related Party Transactions.” Apart from these relationships, no member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Identifying and Evaluating Director Candidates

The Nominating and Corporate Governance Committee is responsible for, among other matters, identifying and recommending candidates for the Board and reviewing and evaluating any candidates recommended by stockholders. The Nominating and Corporate Governance Committee is responsible for developing and recommending qualification standards and other criteria for selecting nominees for directors. These criteria include independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee considers a combination of factors for each nominee, including: (i) the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) the business or other relevant experience, skills, and knowledge that the individual may have that will enable him/her to provide effective oversight of Civitas’ business; (iii) the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works

[3]	Prior to the formation of the Company’s Quality and Risk Management Committee, a compliance committee of the Board of Directors of NMHI met regularly. In the fiscal year ended 2014, the compliance committee of NMHI met three times.

together effectively and constructively; (iv) whether the individual contributes to the racial, ethnic and gender diversity of the Board; and (v) the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

The Board believes experience, qualifications or skills in the following areas are most important: (i) human services and healthcare; (ii) public policy; (iii) business development and strategic planning; (iv) accounting, finance and capital structure; (v) human resources and organizational design; (vi) technology development and management experience; (vii) leadership of complex organizations; (viii) leadership development and succession planning; (ix) corporate governance and board practices of other public companies; and (x) risk management and compliance.

Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information—Stockholder Proposals for Inclusion in the 2016 Annual Meeting Proxy Statement” and “—Other Stockholder Proposals” for information as to how a stockholder can nominate a director candidate. The Nominating and Corporate Governance Committee considers all director candidates, including candidates recommended by stockholders or proposed by stockholders in accordance with our Bylaws, in the same manner as other candidates identified to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may engage third-party search firms to identify potential director nominees.

Risk Oversight

Our Board has delegated to the Audit Committee oversight of our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us, and directs management to implement appropriate risk mitigation strategies. The Quality and Risk Management Committee focuses on our service delivery risk management process, and directs management to implement appropriate risk mitigation strategies with respect to service delivery. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Conduct and Code of Ethics

We have adopted the MENTOR Network Code of Conduct that applies to our directors, officers and employees. We have also adopted a code of ethics for senior financial officers that applies to our chief executive officer, chief financial officer, principal accounting officer and all persons performing similar functions. The MENTOR Network Code of Conduct and the code of ethics for senior financial officers are publicly available on our website at www.civitas-solutions.com. If we make any substantive amendments to the MENTOR Network Code of Conduct, or grant any waiver from a provision of the code of ethics for senior financial officers to our chief executive officer, chief financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Communications with the Board

Stockholders and other interested parties may contact an individual director, including the presiding director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, at the following address: Office of the Secretary, Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210 Attn: Board of Directors. Any correspondence should clearly indicate whether the correspondence is intended for an individual director, the Board as a group, or a specified committee or group of directors.

All such reports or correspondence will be forwarded to the appropriate director or group of directors as indicated on the correspondence unless the correspondence is of a trivial nature, irrelevant to the Board’s responsibilities, or already addressed by the Board. A report will be made to the Audit Committee of all communications to the Board, and all such correspondence is made available to all directors.

Director Compensation

We reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. The table below sets forth the compensation of our non-employee directors in fiscal 2014. Messrs. Durbin, Elrod and Mundt are employees of Vestar and do not receive any additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($) (a)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Gregory T. Torres	42,795(b)	6,765	1,662	(c)	247,897(d)	299,199

Pamela F. Lenehan	25,430(e)	6,765	—		—

Guy Sansone	21,979(e)	6,765	—		—

Patrick M. Gray	3,069(f)	6,765

-

(a)	In connection with the Company’s IPO, on September 16, 2014, each of the non-management, non-Vestar directors was awarded 6,765 time based restricted stock units. The restricted stock units will vest on September 16, 2015.
(b)	In 2014, Mr. Torres’ amended and restated employment agreement was terminated by the Termination Agreement dated December 16, 2013, by and between Gregory T. Torres and Civitas’s indirect subsidiary, National Mentor Holdings, Inc. (“NMHI”), pursuant to which NMHI agreed to make a donation in the amount of $100,000 to MassINC. Effective as of January 1, 2014, Mr. Torres received a fee of $5,000 for each meeting of the Board of Directors attended in person and a fee of $1,000 for each meeting attended by phone and each committee meeting attended. Effective as of September 17, 2014, Mr. Torres will receive an annual retainer of $75,000 plus $7,500 annual fee as a member of the Quality and Risk Management Committee paid quarterly in arrears.
(c)	Represents earnings in excess of 120% of the applicable federal long-term rate. Mr. Torres continued to accrue interest on amounts credited to him in the National Mentor Holdings, LLC Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) during his service as our President and Chief Executive Officer.
(d)	In connection with his termination as an employee of National Mentor Holdings, Inc., Mr. Torres received a distribution in respect of amounts earned and accrued during his tenure under the Executive Deferred Compensation Plan in the amount of $247,785, plus $112 in respect of imputed income for the payment of group term life premiums paid by the Company prior to Mr. Torres’ termination.
(e)	Prior to September 17, 2014, Ms. Lenehan and Mr. Sansone received a fee of $5,000 for each meeting of the Board of Directors attended in person and a fee of $1,000 for each meeting attended by phone and each committee meeting attended. As of September 17, 2014, Ms. Lenehan will receive an annual retainer of $75,000 plus an annual fee of $20,000 for her role as Chair of the Audit Committee. As of September 17, 2014, Mr. Sansone will receive an annual retainer of $75,000 plus an annual fee of $7,500 as a member of the Compensation Committee.
(f)	Effective as of September 17, 2014, Mr. Gray was appointed to the Board. As a member of the Board he will receive an annual retainer of $75,000 plus an annual payment of $10,000 as a member of the Audit Committee.

We have a director compensation program for our non-employee directors who are not affiliated with Vestar. These directors receive an annual retainer of $75,000. These directors receive fees for committee membership that are paid as follows: (i) $20,000 annual fee for the Chair of the Audit Committee and $10,000 annual fee for other members of the Audit Committee; (ii) $15,000 annual fee for the Chair of the Compensation Committee and $7,500 annual fee for other members of the Compensation Committee, (iii) $10,000 annual fee for the Chair of the Nominating and Corporate Governance Committee and $5,000 annual fee for other members of the Nominating and Corporate Governance Committee and (iv) $15,000 annual fee for the Chair of the Quality and Risk Management Committee and $7,500 annual fee for other members of the Quality and Risk Management Committee. We do not pay fees for attendance at committee meetings. We intend to grant deferred or restricted stock units to these directors annually on the date of our annual meeting of stockholders, beginning with the 2016 annual meeting. These awards will have vesting periods of one year. We do not intend to impose any holding requirements but have adopted a stock ownership guideline for these directors which will require them to hold shares of our common stock with a value equal to three times their annual cash retainer, or $225,000, by September 16, 2019, or in the case of directors who join after September 16, 2014, within five years of their election to the Board. These directors will be required to hold 100% of their equity awards until this guideline is met.

Executive Officers

The following table sets forth the names, ages, and titles of our executive officers as of January 2, 2015:

Name	Age	Position
Edward M. Murphy	67	Executive Chair and Director
Bruce F. Nardella	57	President, Chief Executive Officer and Director
Denis M. Holler	60	Chief Financial Officer and Treasurer
Neil D. Brendmoen	57	Hastings Operating Group President
Jeffrey M. Cohen	46	Chief Information Officer
Linda De Renzo	55	Chief Legal Officer, General Counsel and Secretary
Kathleen P. Federico	55	Chief Human Resources Officer
Gerald J. Morrissey, Jr.	62	Chief Quality Officer
Robert M. Melia	58	Chief Business Development Officer
David M. Petersen	66	Redwood Operating Group President
Dwight D. Robson	43	Chief Public Strategy and Marketing Officer

There are no family relationships between any of our directors or executive officers. There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an officer.

Edward M. Murphy has served as Executive Chair of the Board of Directors since January 2014 and as Director since September 2004. Mr. Murphy served as Chief Executive Officer from January 2005 until December 2013. He also served as our President from September 2004 until December 2009. Mr. Murphy founded Alliance Health and Human Services, Inc. (“Alliance”) in 1999 and served as the organization’s President and CEO until September 2004. Prior to founding Alliance, he was a Senior Vice President at Tucker Anthony and President and Chief Operating Officer of Olympus Healthcare Group. Mr. Murphy is a former Commissioner of the Massachusetts Department of Youth Services and the Massachusetts Department of Mental Health, and the former Executive Director of the Massachusetts Health and Educational Facilities Authority. Mr. Murphy earned an A.B. from Boston College, and an M.A. and Ph.D in Communications from the University of Massachusetts at Amherst.

Bruce F. Nardella has served as Chief Executive Officer and Director since January 2014 and has served as President since December 2009. Mr. Nardella was our President and Chief Operating Officer from December 2009 to December 2013, as well as our Executive Vice President and Chief Operating Officer from May 2007 to December 2009. Mr. Nardella joined the Company in 1996 as a state director and in May 2003 he was named President of our Eastern Division. Prior to that, he was a deputy commissioner for the Massachusetts Department of Youth Services. Mr. Nardella earned a B.A. from Colgate University, an M.A. in Education from Boston University and an M.P.A. from the Kennedy School of Government at Harvard University.

Denis M. Holler has served as our Chief Financial Officer and Treasurer since May 2007. Mr. Holler was named Senior Vice President of Finance in January 2002 and led the Company’s corporate finance functions through the acquisition of the Company by Vestar in 2006. In addition to overseeing all finance functions of the Company, he manages external relationships with our equity sponsor, investment banking and banking partners and high-yield investors. Prior to joining the Company in October 2000 as Vice President of Financial Operations, Mr. Holler was Chief Financial Officer of the Fortress Corporation. Mr. Holler earned a B.A. from Fordham University, an M.S. in Accounting and an M.B.A. from Northeastern University.

Neil D. Brendmoen was named Hastings Operating Group President in July 2014, where he oversees all human services operations in Alabama, Delaware, Florida, Georgia, Louisiana, Maryland, Massachusetts, Mississippi, Missouri, New Jersey, North Carolina, South Carolina and Texas and services for at-risk youth in Indiana, Illinois, Ohio and Pennsylvania. Mr. Brendmoen began his human services career in 1979 as a direct care worker in a state institution for individuals with developmental disabilities. Mr. Brendmoen joined REM Minnesota in 1980 as a Program Director before being appointed as Executive Director and Vice President of Operations for the Redwood Operating Group’s eastern region. Mr. Brendmoen earned a B.A. from Southwest State University.

Jeffrey M. Cohen joined the Company as its Chief Information Officer in November 2011. From 2008 until joining the Company, Mr. Cohen served as Vice President of Information Technology for Magellan Biosciences, a private equity backed medical device company, where he oversaw the strategic transformation of its worldwide IT and communications systems. Prior to that, Mr. Cohen was Director of Information Technology at Biogen Idec, where he was responsible for its ERP, SOX program and ancillary systems for finance, human resources, legal and business development. He started his career at Cambridge Technology Partners, in various consulting roles culminating as a Vice President for its eBusiness practice. Mr. Cohen earned a B.S. from Cornell University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Linda De Renzo was named our Chief Legal Officer in March 2011, and has served as our General Counsel and Secretary since March 2006. Ms. De Renzo oversees the corporate, litigation and risk management, regulatory, compliance and labor and employment legal functions. Prior to joining the Company, Ms. De Renzo was a partner at Testa, Hurwitz & Thibeault, LLP in Boston from 1992 to 2004 and was an associate with the firm from 1986 to 1992. Ms. De Renzo represented high-growth companies and their financiers in a variety of industries including information technology, life sciences and health services. She also represented both issuers and underwriters in public offerings. She has an advanced professional director certification from the American College of Corporate Directors, a national public company director education organization. Ms. De Renzo earned an A.B. from Dartmouth College and a J.D. from Harvard Law School.

Kathleen P. Federico joined the Company in December 2008 as our Senior Vice President, Human Resources, and was named our Chief Human Resources Officer in March 2011. From 2005 until joining the Company, Ms. Federico served as Senior Vice President, Sales and Human Resources, for World Travel Holdings in Woburn, Massachusetts, and was its Senior Vice President, Human Resources, from 2002 to 2005. Prior to that, she served as Vice President of Human Resources for KaBloom LLC, NE Restaurant Company and Sodexho Marriott Services. Ms. Federico was also Chief Operating Officer for Sheehan Associates, an employee benefits brokerage firm. Ms. Federico earned a B.A. from Merrimack College.

Gerald J. Morrissey, Jr. was named Chief Quality Officer in July 2014. Mr. Morrissey joined the Company in 2007 as Vice President of Quality Assurance and Service Development. Prior to joining the Company, Mr. Morrissey devoted more than thirty years of his career to the Commonwealth of Massachusetts, having served for four years as Assistant Secretary for Disabilities and Community Services and more than a decade as the Commissioner of the Department of Developmental Services. Mr. Morrissey formerly served as President and Board Member of the National Association of State Directors of Developmental Disabilities Services. Mr. Morrissey earned a B.A. from the University of Massachusetts at Amherst, an M.Ed. from Antioch University, and an M.P.A. from the Kennedy School of Government at Harvard University.

Robert M. Melia was named Chief Business Development Officer in July 2014. Mr. Melia joined the Company in 2007, serving first as the head of the affiliated employment services business and then as Senior Vice President, Mergers & Acquisitions, before assuming the role of Cambridge Operating Group President in 2011, which included oversight of human services operations in seventeen states. Prior to joining the Company, Mr. Melia served as President of the Workforce Services Division at MAXIMUS and spent 12 years in a variety of positions at Massachusetts state agencies. Mr. Melia earned a B.A. from the University of Massachusetts and an M.A. in Management of Human Services from the Florence Heller School at Brandeis University.

David M. Petersen served as our Redwood Operating Group President since June 2007. He had been serving as Senior Vice President and President of our Central Division since May 2003. Prior to joining the Company, Mr. Petersen worked for REM beginning in 1972, managing various operations in Minnesota, Montana, North Dakota and Wisconsin. Mr. Petersen earned a B.S. and M.A. in Fine Arts from St. Cloud State University.

Dwight D. Robson was named Chief Public Strategy and Marketing Officer in March 2011 after serving as Vice President of Public Strategy since joining the Company in 2003. He leads the work of the Public Strategy Group, which is responsible for developing and implementing the Company’s agenda with respect to communications, investor relations, marketing and proposal development, and government and community affairs. Mr. Robson’s experience prior to joining the Company includes senior policy and management positions in Massachusetts state government, most recently as Assistant State Treasurer. Mr. Robson earned a B.A. from the University of Massachusetts.

Executive Compensation

Compensation Discussion and Analysis

Introduction. This Compensation Discussion and Analysis (“CDA”) describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) as required under the rules of the SEC. The SEC rules require disclosure for our principal executive officer and principal financial officer, regardless of their compensation levels, and our three most highly compensated executive officers in our last completed fiscal year, other than our principal executive officer and principal financial officer.

For fiscal year ended September 30, 2014, our NEOs were:

Name	Position
Bruce F. Nardella	President and Chief Executive Officer, Director
Edward M. Murphy	Executive Chair, Director
Denis M. Holler	Chief Financial Officer, Treasurer
Neil D. Brendmoen	Hastings Operating Group President
Jeffrey M. Cohen	Chief Information Officer

Compensation Policies and Practices. The objectives of our executive compensation program are to:

•	attract and retain top executive talent;

•	drive accountability for performance by linking annual cash incentive awards to achievement of measurable performance objectives; and

•	align executive officers with our stockholders, create an ownership culture, and drive long-term business success by providing opportunity for significant equity-based rewards.

Our executive compensation program is designed to reward our executive officers to operate the business in a manner that best serves our clients, payors and other public partners, as well as our stockholders and employees, thereby enhancing equity value. We do this by:

•	awarding a significant portion of our executives’ overall compensation based on our financial performance, specifically, revenue and achievement of earnings before interest, taxes, depreciation and amortization, or EBITDA (with certain adjustments) and including a modifier based on the quality of services managed and work performed;

•	mitigating undue risk in compensation programs; and

•	including double-trigger change of control provisions for stock options and restricted stock units.

Our executive compensation program provides foundational elements such as base salary and benefits, and the opportunity for significant performance-based annual cash incentives and longer-term equity-based incentives.

Elements of Compensation. Each element of our executive compensation program is designed to meet the objectives of our executive compensation program. They are as follows:

•	base salary;

•	annual cash incentives;

•	long-term incentive compensation in the form of equity;

•	deferred compensation;

•	severance benefits and equity vesting upon a change in control; and

•	other benefits.

Base salaries for our executive officers are designed to recognize the contributions of the executive team and provide a base source of cash income in line with the market for comparable positions. Our annual incentive compensation payouts reward executive officers for achievement of business performance, primarily EBITDA (with certain adjustments) and revenue. In addition, we consider quality of services managed and work performed by the executive officers because we believe that service, quality and growth are inextricably linked with service outcomes and consumer and payor satisfaction. Our equity component of compensation which, prior to the IPO was in the form of equity units in NMH Investment, and post IPO is in the form of Restricted Stock Units and Non-Qualified Stock Options granted by Civitas is designed to reward equity value creation over a longer period of time.

The charts below highlight each NEO’s percentage contribution of salary, non-equity incentive compensation, equity grants and other compensation that comprised their 2014 compensation. Other compensation includes all other compensation paid to the NEOs, including non-qualified deferred compensation and other perquisites.

Murphy	Nardella

Holler	Brendmoen	Cohen

Executive Compensation Decisions. For executive officers, other than the Chief Executive Officer and President and the Executive Chair, the Chief Executive Officer considers performance and makes recommendations to the Compensation Committee on base salary, annual incentive and long-term equity compensation. On at least an annual basis, the Compensation Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. For the Chief Executive Officer and Executive Chair, the Compensation Committee reviews and evaluates the performance of the Chief Executive Officer and Executive Chair and approves their base salary, annual incentive and equity grants. Executive officers do not determine the compensation of the Chief Executive Officer and Executive Chair.

Executive Compensation Study. In fiscal 2014 we retained Frederic W. Cook & Co. (“FWC”), a nationally recognized compensation consulting firm to evaluate our executive compensation program. FWC conducted an extensive analysis of the competitiveness and appropriateness of our cash and equity compensation opportunity and made recommendations based on this analysis. FWC reviewed market data from multiple commercial survey sources and reviewed public company peer group data. Set forth below is the peer group that FWC used to evaluate compensation. The companies were chosen based on industry (health and human services), and size (revenue and number of employees) as of their then-most recent proxy filings. There were 14 U.S. -based companies, 13 of which were public, with median revenue of $1.176 billion and a median employee population of 12,662 selected as the peer group. The Compensation Committee has reviewed FWC’s analysis and has adopted this list of companies as the Company’s peer group.

Name of Company	Revenue (In millions)	Employees
Amedisys Inc.	$1,222	14,300

Amsurg Corp.	$1,083	6,200

Bioscrip, Inc.	$883	3031

Chemed Corp.	$1,405	13,952

Ensign Group Inc	$926	11,372

Gentiva Health Services, Inc.	$1,799	39,200

HealthSouth Corp.	$2,266	23,600

Healthways, Inc.	$675	2,500

Kindred Healthcare, Inc.	$4,922	63,300

LHC Group Inc.	$660	8,186

Mednax	$2,218	8,800

Providence Service Corp.	$1,131	8,547

Res-Care, Inc.	$1,617	49,000

Skilled Healthcare Group, Inc.	$835	15,050

FWC reviewed base salary, annual cash bonus incentives and long-term incentive compensation in the form of equity in the peer group. After completing its review, and presenting its findings to the Compensation Committee Chair, FWC determined that broad adjustments to our executive compensation program were not necessary but that the Compensation Committee should consider increasing the base salaries of our President and Chief Executive Officer and Chief Financial Officer. FWC did not recommend any additional changes to the base salary or incentive compensation of our executive officers but did provide guidance regarding the Company’s equity compensation in light of the IPO.

Base Salary. Base salary provides executives with a fixed amount of compensation paid on a regular basis throughout the year. The NEOs’ base salaries were reviewed in December 2013. At that time, the salaries of each of the NEOs, other than Messrs. Murphy and Nardella, were to remain the same in fiscal year 2014. In light of the management transition that occurred as of January 1, 2014, the salaries of Messrs. Murphy and Nardella were changed to reflect the corresponding changes in their responsibilities. Accordingly, in connection with Mr. Murphy’s election to Executive Chair of the Board of Directors and resignation as Chief Executive Officer, Mr. Murphy’s salary was decreased from $500,000 to $400,000, as of January 1, 2014. In connection with

Mr. Nardella’s promotion to Chief Executive Officer and his continuing service as President, Mr. Nardella’s salary was increased from $400,000 to $500,000, as of January 1, 2014. The salary of Mr. Holler was set at $335,000 per annum and the salary of Mr. Cohen was set at $275,000 per annum. Mr. Brendmoen was promoted to the Hastings Group Operating President on July 1, 2014 and his salary was set at $275,000 per annum.

Based on FWC’s compensation analysis, prepared in connection with the IPO, FWC found that the base salary of the President and Chief Executive Officer was below a competitive range of the peer group median as well as the survey median. According to FWC, a base salary between $600,000 and $650,000 would have elevated the base salary of the Chief Executive Officer to a competitive range. FWC also found that the base salary of the Chief Financial Officer was below a competitive range of the peer group median but within the competitive range of the survey median. After a review of the FWC’s recommendations and discussions with Mr. Nardella, the Compensation Committee increased the base salary of Mr. Nardella from $500,000 per annum to $575,000 per annum, as of September 1, 2014 and Mr. Holler’s base salary was increased from $335,000 to $375,000 per annum, as of September 1, 2014.

Annual Incentive Compensation. In addition to base salary, each NEO participates in The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan, an annual cash incentive plan, which constitutes the variable, performance-based component of an executive’s annual cash compensation. Under the Plan, an executive’s incentive compensation payout is determined by first calculating the executive’s potential payout based on financial performance and then by applying a quality of services/work modifier followed by a days sales outstanding (“DSO”) modifier. Based on quality of services and/or quality of work, an executive’s potential payout can be reduced by up to 50 percent. This modifier is an important aspect of the Plan as we view quality of services/work as critical to achieving our mission as well as our financial success.

On December 16, 2013, we amended and restated The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan, effective October 1, 2013, to incorporate the modifier for DSO performance. The amended and restated plan applies to fiscal years beginning with fiscal 2014. Specifically, the plan was amended to include a further modifier to the plan to increase or decrease (up to a maximum increase or decrease of ten percent (10%)) of the amount of incentive compensation to be paid to certain employees based on the DSO achieved by us as of the end of fiscal 2014 compared to the target approved by the Chief Executive Officer at the beginning of each fiscal year. Each of the NEOs is subject to the DSO modifier in the calculation of the amount of incentive compensation due to such executive officer in fiscal year 2014. For fiscal 2014, the DSO target of the Company as a whole was 47 days.

For purposes of determining an executive’s potential payout, we use a payout scale with payout levels as a percentage of target incentive compensation that corresponds to performance levels. The maximum payout for executive officers (other than Operating Group Presidents) is payable for achievement of 107.5% of the adjusted EBITDA and revenue targets.

For fiscal 2014, the incentive compensation payout opportunity at threshold, target and maximum performance levels was as follows:

Officers	Threshold payout (% of base salary)	Target payout (% of base salary)	Maximum payout (% of base salary)
Messrs. Murphy and Nardella	50	100	150

Messrs. Holler and Cohen	25	50	75

Mr. Brendmoen is not included in the chart because his promotion to Operating Group President did not occur until July 1, 2014. Prior to his promotion, Mr. Brendmoen had a target payout of 30 percent of base salary. Following his promotion, Mr. Brendmoen has the same incentive compensation payout opportunity as Messrs. Holler and Cohen.

The annual incentive plan for fiscal 2014 was structured to provide incentive compensation based upon our and/or the relevant Operating Group’s attainment of certain financial targets for fiscal 2014, which were approved by the Compensation Committee, and includes a rating of quality that considers an individual participant’s quality of work or quality of services managed. The Chief Executive Officer and President is responsible for certification of the quality ratings of the executive officers (other than the Executive Chair) and the Compensation Committee is responsible for the certification of the Executive Chair’s and Chief Executive Officer’s quality rating.

The calculation of awards under the plan followed a three-step process in fiscal 2014.

First, a “potential payout” was calculated. As in prior years, the potential payout was based on achievement of revenue and adjusted EBITDA goals, adjusted to exclude the revenue and costs relating to companies that were acquired for more than $3 million during fiscal 2014, certain new program starts that were identified at the beginning of fiscal 2014, and operations identified as discontinued operations in our financial statements, as well as certain additional operations that were closed or sold during fiscal 2014. In fiscal 2014, adjusted EBITDA was weighted 50 percent and revenue was weighted 50 percent for all participants in the plan. The weighting reflects an equal emphasis on promoting organic growth in addition to profitability. Potential payouts for the NEOs (other than Mr. Brendmoen) were calculated based on the consolidated Adjusted EBITDA and revenue results of the Company.

On October 18, 2013 the Compensation Committee approved the following financial targets for the Company for fiscal 2014: Target Revenue of $1,247.6 million and Target Adjusted EBITDA of $138.6 million.

The Compensation Committee chose these targets as profitability continues to be a major objective of the Company, while the continuing focus on revenue is meant to incentivize management to expand the Company’s overall business in order to grow its adjusted EBITDA.

In the case of the NEOs (other than Mr. Brendmoen), the potential payout ranged from 50% of target for achievement of 92.5% of the Adjusted EBITDA or revenue goals, to 150% of target for achievement of 107.5% of the Adjusted EBITDA or revenue goals. Because Mr. Brendmoen’s promotion did not occur until July 1, 2014, his incentive compensation was calculated differently for fiscal year 2014. Going forward, Mr. Brendmoen’s payout will be aligned with the other executive officers.

Payouts for performance levels between threshold and target, and between target and maximum, are calculated proportionately. For fiscal year 2014 the Company achieved the following results for incentive compensation purposes: Actual Revenue of $1,234.4 million and Target Adjusted EBITDA of $136.7 million.

After calculating the payout amounts, the potential payout was subject to reduction of up to 50% based on the participant’s quality of services or work. A participant could also receive no incentive payout, notwithstanding the potential payout calculation or quality rating, if he or she engaged in exceptionally poor conduct or poor performance during the fiscal year.

In fiscal 2014, Messrs. Murphy’s and Nardella’s potential payout was reduced by 10 percent with respect to quality of services at their own recommendation because of quality issues in one business unit.

The quality modifier was applied in the calculation of incentive compensation of Messrs. Murphy and Nardella because it reinforces our primary mission of providing high-quality services to individuals with disabilities and other challenges and because management strongly believes that service, quality and growth are inextricably linked with service outcomes and the satisfaction of those we serve as well as our payor and referral sources driving our ability to maintain existing levels of service and expand our operation by receiving additional referrals and winning new contracts. No reduction for quality of services or work was applied to the potential payouts for Messrs. Holler, Brendmoen, or Cohen.

Performance with respect to DSO for FY 2014 exceeded goals and as a result, each of the executive officers received an increase to their potential payout after any adjustment for quality of services in the amount of 10 percent. Based on the Revenue, Adjusted EBITDA and quality and DSO performance, Messrs. Murphy and Nardella received 92.3% of their target payout. Messrs. Holler and Cohen received 102.6% of their target payout.

Because Mr. Brendmoen was promoted to Hastings Operating Group President as of July 1, 2014 his incentive compensation was calculated differently than the other executive officers. Prior to his promotion, Mr. Brendmoen was a Vice President of Operations for Redwood Operating Group. Because Mr. Brendmoen was promoted nine months into the fiscal year, the Chief Executive Officer determined that Mr. Brendmoen’s bonus for fiscal 2014 should be based on the results of the Redwood Operating Group that Mr. Brendmoen managed, not Hastings. Accordingly, Mr. Brendmoen’s bonus for fiscal 2014 was determined as follows: 75 percent of his potential payout was based upon the financial results of the portion of the Redwood Operating Group that Mr. Brendmoen previously managed (“REM East”) and 25 percent on Company results. With respect to REM East, the potential payout ranged from 50% of target for the achievement of 92.5% of Adjusted EBITDA/CTO or revenue goals, to 150% of target for achievement of 104% of the Adjusted EBITDA/CTO or revenue goals. Moreover, as a result of his increased compensation that occurred when he was promoted to Operating Group President, 75 percent of his incentive compensation was calculated based on his former annual salary of $195,000 and target incentive compensation of 30 percent, and 25 percent was based on his new annual salary of $275,000 and target incentive compensation of 50 percent. Using a weighted average of base salary and target payout and based on the Revenue, Adjusted EBITDA and quality and DSO performance achieved by REM East and the Company, Mr. Brendmoen received 135.2% of his target payout.

Each participant may receive additional discretionary incentive compensation. In the case of executive officers, discretionary incentive compensation is determined by the Chief Executive Officer and approved by the Committee. In fiscal 2014, none of the NEOs received a discretionary award.

On December 16, 2014, the Compensation Committee approved the Fifth Amendment and Restatement of The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan (the “5th Amended and Restated IC Plan”). The 5th Amended and Restated IC Plan made two changes to the Plan. The first change to the 5th Amended and Restated IC Plan was to increase the Company’s revenue targets for all executive officers and any Vice President of Financial Planning and Analysis, Human Resources, Quality Assurance and Operations in Hastings and Redwood, as well as the chief financial officers of Hastings and Redwood. The increase in revenue targets takes into account the Company’s estimate for revenue to be generated in fiscal year 2015 due to acquisitions. The modification to the Plan is designed to reward senior management for successfully executing and integrating acquisitions. The second change to the Plan is to the calculation of the quality modifier. Previously, the quality modifier applied to 50 percent of a payout. As a result, if incentive compensation was to be reduced by 10%, the participant would have received a quality rating of 80%. In an effort to be simpler and more transparent, management decided that 100 percent of the payout should be subject to a quality modifier and that the rating should correspond directly to the payout amount. Under the 5th Amended and Restated IC Plan, a 10% reduction would be applied to a 90% quality rating.

Equity-Based Compensation.

NMH Investment, LLC. Prior to the IPO, long-term incentive compensation was provided in the form of non-voting equity units in NMH Investment, pursuant to the NMH Investment 2006 Unit Plan. The plan allows certain of our officers, employees, directors and consultants to participate in our long-term growth and financial success through acquisition of equity interests in NMH Investment, including Class B, Class C, Class D, Class E, Class F, Class G and Class H Common Units of NMH Investment. The purpose of the plan was to promote our long-term growth and profitability by aligning the interests of our management with the interests of our ultimate parent and by encouraging retention. The plan is administered by the Committee which recommends awards to the management committee of NMH Investment. The management committee determines, among other things, specific participants in the plan as well as the amount and value of any units awarded.

In connection with the acquisition of the Company in 2006 by affiliates of Vestar, a pool of units was set aside for management employees, including Messrs. Murphy, Nardella, Holler and Brendmoen, and granted to executive officers during the second quarter of fiscal 2007. Messrs. Holler and Nardella received additional grants of B, C and D Common Units during fiscal 2007 in recognition of their promotions, and each of Messrs. Murphy, Nardella, Holler and Brendmoen received subsequent grants of B, C and D Common Units during the fourth quarter of fiscal 2008. All of the Class B, C and D Common Units that had been unvested became vested during fiscal 2011 concurrently with the creation of a new pool of Class F Common Units. In June 2011, the Class F Common Units were issued to management employees, including all of the NEOs, other than Mr. Cohen. The earned equity program was designed to motivate management to achieve financial results that would enhance the valuation of the Company upon a sale of the Company or other liquidity event. Pursuant to the terms of NMH Investment’s limited liability company agreement, holders of the Class B, C, D and F Common Units would receive distributions representing 10% of the total increase in common equity value upon a sale or other liquidity event involving NMH Investment.

In November 2011, Mr. Cohen joined the Company and in January 2012, he was issued 100,000 Class F Common Units.

In 2012, based upon the recommendation of a previously engaged compensation consultant and following numerous conversations between our then-current Chief Executive Officer and members of the Board of Directors in which equity compensation was considered and discussed, NMH Investment decided to grant earned equity to the executive officers and certain other senior leaders of the Company. On August 13, 2012, a new pool of Class G Common Units and Class H Common Units was created and on September 20, 2012, 1,000,000 Class H Common Units were issued to Messrs. Murphy, Nardella and Holler and other executive officers and 130,000 Class G Common Units were issued to employees, including Messrs. Brendmoen and Cohen. The Compensation Committee designed the Class H Common Units to have the potential to more tightly align management and equity sponsor interests in creating stockholder value.

In connection with his promotion to Chief Executive Officer in January 2014, NMH Investment issued 100,000 Class F Common Units and 100,000 Class H Common Units to Mr. Nardella. The Class F Common Units are scheduled to vest over a three-year period.

In connection with the IPO, we amended the terms of the Class H Common Units so that they vest upon the earlier to occur of a sale of the Company and the achievement of a multiple of investment return threshold by Vestar and its affiliates. Once vested, the holders of Class H Units are entitled to receive between 0.0% and 5.0% of the common equity value distributed by NMH Investment to its unitholders depending upon the multiple of investment achieved by Vestar and its affiliates.

As of the IPO, all of the Class A, B, C, D and G Units had vested and all Class F Units held by executive officers (other than those issued to Mr. Nardella in January 2014) had vested. None of the Class H Common Units had vested as of December 31, 2014.

If an executive’s employment is terminated, NMH Investment may repurchase the executive’s Class B, C, D and F Common Units, and all unvested Class H Common Units will be forfeited (or Class G Common Units, as applicable). Class B, C, D and F Common Units that are already vested would be purchased for fair market value, except in the case of a termination for cause. In the case of a termination for cause, the units would be purchased at cost (or forfeited with no payment, in the case of the Class F and H Common Units, or Class G Common Units, as applicable). If an executive officer’s employment is terminated due to death, disability or retirement prior to the earlier of certain specified events, the NEO and each of his or her permitted transferees (collectively, the “NEO group”) has the right, subject to certain limitations, for 45 days following the six month anniversary of his or her termination, to sell to NMH Investment, on one occasion, a number of Class F Common Units equal to a specified percentage (the “specified percentage”) of the total number of Class F Common Units held by the NEO group, at a purchase price equal to fair market value (the “put right”). In order to exercise this put right, the NEO group will also be required to simultaneously sell to NMH Investment a number of Class B, C and D Common Units equal to the specified percentage of the total number of such Class B, C and D Common Units held by the NEO group.

2014 Omnibus Incentive Plan.

In connection with the IPO, we adopted the 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through an ownership interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities.

In connection with the IPO, we granted equity awards under the 2014 Incentive Plan to our employees and our non-management directors who are not affiliated with Vestar. The awards to our employees, including our executive officers, were in the form of stock options (“NQSOs”) and restricted stock units (“RSUs”) that vest in equal annual increments over a three year period. We awarded stock options to purchase an aggregate of 559,572 shares of common stock with an aggregate value of $4.3 million and an aggregate of 523,422 RSUs with an aggregate value of $8.9 million to our employees.

In connection with the IPO, we granted NQSOs and/or RSUs to our directors, executive officers and other senior management. Accordingly, Mr. Nardella received a grant of NQSOs and RSUs in value equal to 375% of his annual base salary. Mr. Murphy received a grant of NQSOs and RSUs equal to 187.5% of his salary. Messrs. Holler, Cohen and Brendmoen each received a grant of NQSUs and RSUs equal to 112.5% of his salary. The NQSOs and RSUs for the executive officers vest over a three year period beginning September 16, 2014 and for the directors vest over a one year period beginning September 16, 2014.

In addition to the grants based on annual salary, the Compensation Committee, after lengthy discussions with the Chief Executive Officer and Executive Chair, decided to grant Mr. Cohen and Mr. Brendmoen with additional RSUs to give Messrs. Cohen and Brendmoen greater parity to the equity held by other executive officers. Accordingly, Mr. Brendmoen received an additional 22,798 RSUs (valued at $387,571) and Mr. Cohen received an additional 18,387 RSUs (valued at $312,586). The additional RSUs granted to Messrs. Brendmoen and Cohen vest over a three year period with a vesting period beginning July 1, 2014.

Deferred Compensation. Under the National Mentor Holdings, LLC Executive Deferred Compensation Plan, the NEOs receive an allocation to their account based on a percentage of base salary. Mr. Murphy receives an allocation of 13% and Mr. Holler receives an allocation of 11% and Mr. Cohen receives an allocation of 9%. In connection with Mr. Nardella’s promotion, the percentage of base salary allocated to Mr. Nardella as of January 1, 2014 was increased from 12% to 13%. In connection with Mr. Brendmoen’s promotion, he is eligible to receive an allocation of 9% beginning July 1, 2014. These allocations are made as of the end of the plan year, December 31, for service rendered during the prior fiscal year. The balances earn a return, which for plan years 2014, 2013 and 2012 was a fixed rate of 6%. The plan is an unfunded, nonqualified deferred compensation arrangement, which provides deferred compensation to the executive officers. We may make additional discretionary allocations to the plan, although we did not do so in fiscal 2014. A participant’s account balance is 100% vested and non-forfeitable and will be distributed to a participant following his or her retirement or termination from us, disability or death, or at our direction under certain circumstances.

A 401(k) plan is available to eligible employees, including the NEOs. Under the plan, we may make an annual discretionary matching contribution and/or profit-sharing contribution. To supplement the 401(k) plan, the

National Mentor Holdings, LLC Executive Deferral Plan is available to highly compensated employees (as defined by Section 414(q) of the Internal Revenue Code), including the NEOs. Participants may contribute up to 100% of salary and/or incentive compensation bonus earned during the plan year. This plan is a nonqualified deferred compensation arrangement and is coordinated with our 401(k) plan so as to maximize a participant’s contributions and the Company’s matching contributions to the 401(k) plan, with the residual remaining in the Executive Deferral Plan. Amounts contributed to the 401(k) and/or Executive Deferral Plan are matched by us up to 1.5% of base salary (subject to Internal Revenue Service (“IRS”) compensation limits). Distributions are made upon a participant’s termination of employment, disability, death, retirement or at a time specified by the participant when he or she makes a deferral election. Participants can elect to have distributions made in a lump sum or in monthly installments over a five-year period. A specific-date election may be made only in a lump sum. We have established a grantor trust to accumulate assets to provide for the obligations under the plan. Any assets of the grantor trust are subject to the claims of our general creditors.

Severance and Change-in-Control Benefits. In connection with the IPO, we entered into an amended and restated employment agreement with Mr. Nardella and a third amended and restated employment agreement with Mr. Murphy. We also entered into employment agreements with each executive officer as of September 17, 2014. Each of these agreements provides for severance benefits to be paid to the NEO if the Company terminates his employment without “cause” or he resigns for “good reason”, each as defined in the applicable agreement.

Other Benefits. The NEOs are entitled to participate in group health and welfare benefits on the same basis as all regular, full-time employees. These benefits include medical, dental, vision care, flexible spending accounts, term life insurance, short-term and long-term disability insurance and other benefits. In addition, all employees, including the executive officers, have the option of purchasing supplemental group term life insurance for themselves as well as coverage for their spouses and dependent children. Executive officers may also elect to receive Company-paid parking (plus gross-up for tax liability) and supplemental disability insurance and long-term care insurance, with the premiums paid for by us.

Compensation Risk. The Compensation Committee has considered the compensation policies and practices throughout the Company to assess the risks presented by such policies and practices. Based on this review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this determination, we have taken into account the following design elements of our compensation programs and policies and practices: mixture of cash and equity opportunities, use of performance-based pay vehicles, use of financial metrics that are easily capable of review and avoidance of uncapped rewards.

Fiscal 2014 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (a)	Bonus ($) (b)	Equity Awards ($) (c)		Non-Equity Incentive Plan Compensation ($) (d)	Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Edward M. Murphy	2014	429,073	0	750,000		369,321	10,881	77,555	1,636,830
Executive Chair (former Chief Executive Officer)	2013	461,923	—	—		470,858	12,577	82,269	1,027,627
	2012	350,000	—	—		335,760	11,217	68,091	765,069

Bruce F. Nardella	2014	482,885	0	2,323,250	(g)	530,899	44,640	73,999	3,455,673
President and Chief Executive Officer	2013	375,250	—	—		282,515	61,289	57,354	776,408
	2012	302,500	—	—		217,644	47,829	48,097	616,070

Denis M. Holler	2014	343,495	0	210,938		192,355	52,971	50,067	849,824
Chief Financial Officer and Treasurer	2013	322,308	—	—		157,737	65,449	47,613	593,107
	2012	285,000	—	—		136,702	73,353	43,318	538,374

Neil D. Brendmoen	2014	211,667	0	696,946		109,681	6,442	10,886	1,035,621
President, Hastings Operating Group

Jeffrey M. Cohen	2014	279,879	0	621,961		141,060	1,426	32,283	1,076,610
Chief Information Officer

(a)	Includes individual’s pre-tax contributions to health plans and contributions to retirement plans.
(b)	No bonuses were awarded to an NEO in fiscal years 2012, 2013 or 2014.
(c)	Other than the Class F Common Units awarded to Mr. Nardella (as further discussed in footnote g below), figures represent respective grant date fair value of the NQSOs and RSUs granted pursuant to the 2014 Incentive Plan.
(d)	Represents cash bonuses under The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan.
(e)	Represents earnings in excess of 120% of the applicable federal long-term rate under the Executive Deferred Compensation Plan and the Executive Deferral Plan.
(f)	Includes Company contributions to the Executive Deferred Compensation Plan and the Company match on executive contributions to the 401(k) plan and Executive Deferral Plan. The amounts in this column were estimated at the time and have not been restated, as any differences were immaterial. Also included are Company paid parking, tax gross-ups for Company paid parking, imputed income on group term life insurance premiums and Company contributions for supplemental disability insurance and long-term care insurance premiums available to the executive officers. For fiscal 2014, the components of All Other Compensation were as follows:

	Company Contributions to Executive Deferred Compensation Plan ($)	Company Match on Contributions to 401(k) and Executive Deferral Plan ($)	Company Paid Parking ($)	Gross-ups ($)	Group Term Life Insurance ($)	Supplemental Disability Insurance ($)	Long-Term Care Insurance ($)
Edward M. Murphy	55,250	3,881	1,260	586	3,213	5,563	7,803
Bruce F. Nardella	61,563	3,881	1,260	586	1,813	2,313	2,583
Denis M. Holler	37,217	3,881	1,260	586	2,111	2,565	2,446
Neil D. Brendmoen	6,187.50	3,881	--	--	817	--	--
Jeffrey M. Cohen	23,783	3,881	--	--	407	1,710	2,548

(g)	Includes $167,000 in respect of estimated value of Class F Common Units that were granted to Mr. Nardella in connection with his promotion to Chief Executive Officer in January 2014.

Grants of Plan-Based Awards in Fiscal 2014

Estimated Possible Payouts Under Non-Equity Incentive Plan

The amounts below represent potential payouts relating to fiscal 2014 under The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan based on percentages of base salary as in effect at September 30, 2014. For a description of the plan, see “—Compensation Discussion and Analysis—Annual Incentive Compensation”.

Name	Threshold ($)	Target ($)	Maximum ($)
Edward M. Murphy	200,000	400,000	600,000

Bruce F. Nardella	287,500	575,000	862,500

Denis M. Holler	93,700	187,500	281,250

Neil D. Brendmoen	68,750	137,500	206,250

Jeffrey M. Cohen	68,750	137,500	206,250

Outstanding Equity Awards at Fiscal 2014 Year-End

In connection with the IPO, each NEO received NQSOs and RSUs. Below is a chart of the NQSOs and RSUs of the Company issued to the NEOs in the fiscal year ended September 30, 2014.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Not Exercisable)	Option Exercise Price	Option Expiration Date	Number of Shares Of Units of Stock that Have Not Vested	Market Value of Shares of Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares
Edward M. Murphy		48,911	$17.00	9/16/2024	22,059	$15.62	$344,561.58
Bruce F. Nardella		140,619	$17.00	9/16/2024	63,419	$15.62	$990,604,78
Denis M. Holler		27,512	$17.00	9/16/2024	12,408	$15.62	$193,812.96
Neil D. Brendmoen		20,176	$17.00	9/16/2024	31,897	$15.62	$498,231.14
Jeffrey M. Cohen		20,176	$17.00	9/16/2024	27,486	$15.62	$429,331.32

The following shows the units of NMH Investment held by the NEOs that were outstanding at fiscal year-end.

	Equity Incentive Plan Awards
Name	Number and Class of Earned Units Not Vested (#)	Payout Value of Earned Units Not Vested ($) (i)	Number and Class of Unearned Units Not Vested (#)	Payout Value of Unearned Units Not Vested ($) (h)
Edward M. Murphy	664.13 B Common Units(a)	3,466.76
	696.90 C Common Units(a)	3,623.88
	26,095.96 D Common Units(a)	135,177.07
	6,737.50 B Common Units(b)	35,169.75
	7,070.00 C Common Units(b)	36,764.00
	7,490.00 D Common Units(b)	38,798.20
	701,245.51 F Common Units(c)	3,625,439.29
			200,000 H Common Units(d)	2,308,000.00

Bruce F. Nardella	664.13 B Common Units(a)	3,466.76
	696.90 C Common Units(a)	3,623.88
	21,723.95 D Common Units(a)	112,530.06
	962.50 B Common Units(f)	5,024.25
	1,010.00 C Common Units(f)	5,252.00
	1,070.00 D Common Units(f)	5,542.60
	5,775.00 B Common Units(b)	30,145.50
	6,060.00 C Common Units(b)	31,512.00
	6,420.00 D Common Units(b)	33,255.60
	455,617.52 F Common Units(c)	2,355,542.58
			100,000 F Common Units(e) 100,000 H Common Units(d) 150,000 H Common Units (e)	517,000.00 1,154,000.00 1,731,000.00

Denis M. Holler	664.13 B Common Units(a)	3,466.76
	696.90 C Common Units(a)	3,623.88
	21,723.95 D Common Units(a)	112,530.06
	481.25 B Common Units(f)	2,512.13
	505.00 C Common Units(f)	2,626.00
	535.00 D Common Units(f)	2,771.30
	6,256.25 B Common Units(b)	32,657.63
	6,565.00 C Common Units(b)	34,138.00
	6,955.00 D Common Units(b)	36,026.91
	355,617.52 F Common Units(c)	1,838,542.58
			150,000 H Common Units(d)	1,731,000.00

Neil D. Brendmoen	2,406.25 B Common Units(b)	12,560.63
	2,525.00 C Common Units(b)	13,130.00
	2,675.00 D Common Units(b)	13,856.50
	47,393.75 F Common Units(c)	245,025.43
	10,000.00 G Common Units(g)	288,600.00

Jeffrey M. Cohen	66,666.67 F Common Units(h)	344,666.68
	10,000.00 G Common Units(g)	288,600.00
			33,333.33 F Common Units(h)	172,333.32

(a)	Granted on August 22, 2008 in connection with compensatory grants under the NMH Investment, LLC 2006 Unit Plan, as amended. The units fully vested on May 10, 2011. Because payment of the value of the B, C and D Common Units is deferred until termination of a recipient’s employment with the Company or the occurrence of a liquidity event, we have included all such awards under the column for equity incentive plan awards that have been earned but have not vested. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(b)	Granted on January 12, 2007 in connection with the initial compensatory grants under the NMH Investment, LLC 2006 Unit Plan. The units fully vested on May 10, 2011. Because payment of the value of the B, C and D Common Units is deferred until termination of a recipient’s employment with the Company or the occurrence of a liquidity event, we have included all such awards under the column for equity incentive plan awards that have been earned but have not vested. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(c)	Granted on June 15, 2011, in connection with compensatory grants under the NMH Investment, LLC 2006 Unit Plan, as amended. The units were 75% vested upon grant date, and the remaining 25% vested on December 15, 2012. Because payment of the value of the F Common Units is deferred until termination of a recipient’s employment with the Company or the occurrence of a liquidity event, we have included all such awards under the column for equity incentive plan awards that have been earned but have not vested. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”. The F Common Units are subject to a put right of the NEOs, as described under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(d)	Granted on September 20, 2012 in connection with compensatory grants under the NMH Investment, LLC 2006 Unit Plan, as amended. The units will vest if and to the extent that the multiple of investment received by Vestar and its affiliates meets or exceeds 1.5. Because payment of the value of the H Common Units is deferred until the occurrence of a specified liquidity threshold, we have included all such awards under the column for equity incentive plan awards that have not been earned and have not vested. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(e)	In connection with his promotion to Chief Executive Officer effective as of January 1, 2014, Mr. Nardella was granted 100,000 F Common Units and 100,000 H Common Units. Pursuant to the terms of his Class F-1 MUSA, one third (or 33,333) of Mr. Nardella’s Class F Units vested as of January 24, 2015. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(f)	Granted on August 14, 2007 under the NMH Investment, LLC 2006 Unit Plan, as amended, in recognition of the NEO’s promotion. The units fully vested on May 10, 2011, to the extent not already vested. Because payment of the value of the B, C and D Common Units is deferred until termination of a recipient’s employment with the Company or the occurrence of a liquidity event, we have included all such awards under the column for equity incentive plan awards that have been earned but have not vested. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(g)	Granted on September 14, 2012 in connection with compensatory grants under the NMH Investment, LLC 2006 LLC Unit Plan, as amended. The G Common Units fully vested upon the completion of the IPO. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(h)	Granted on January 18, 2012 pursuant to the NMH Investment, LLC 2006 Unit Plan, as amended, following Mr. Cohen’s hiring as Chief Information Officer in November 2011. Mr. Cohen’s F Units fully vested as of January 15, 2015. Vesting is explained in more detail above, under “—Compensation Discussion and Analysis—Equity-Based Compensation”. The F Common Units are subject to a put right of the NEOs, as described under “—Compensation Discussion and Analysis—Equity-Based Compensation”.
(i)	To estimate the value of the units, the Company used the stock price of Civitas as of year-end ($15.62 per share) to calculate the enterprise value of the Company. The value of each unit was then determined based on the distribution scheme for each unit provided for in NMH Investment LLC’s Operating Agreement. The estimated value using this calculation has been determined to be $5.22 per Class B Common Unit, $5.20 per Class C Common Unit, $5.18 per Class D Common Unit, $5.17 per Class F Common Unit, $28.86 per Class G Common Unit and $11.54 per Class H Common Unit. For purposes of calculating the estimated value, we assumed hypothetical transaction costs in a liquidity event of the Company.

Option Exercises and Stock Vested

No options were exercised during fiscal 2014. None of the units issued by NMH Investment nor any NQSOs or RSUs granted to the NEOs in connection with the IPO vested in fiscal year 2014.

Pension Benefits

We do not have any pension plans.

Fiscal 2014 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (a)(b)	Company Contributions in Last Fiscal Year ($) (b)(c)	Aggregate Earnings in Last Fiscal Year ($) (b)(d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Edward M. Murphy	12,831	59,131	33,721	—	644,375

Bruce F. Nardella	66,382	65,444	73,369	1,221	887,618

Denis M. Holler	6,746	41,098	81,127	—	1,063,371

Neil D. Brendmoen	18,729	10,069	11,040	9,138	150,585

Jeffrey M. Cohen	15,000	27,619	3,355	3,350	74,904

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(a)	Represents amounts contributed to the Executive Deferral Plan during fiscal 2014. The Executive Deferral Plan is available to highly compensated employees to supplement the 401(k) plan. For details about the plan, see “—Compensation Discussion and Analysis—Deferred Compensation”, above.
(b)	All of the amounts reported under “Executive Contributions in Last Fiscal Year” and “Company Contributions in Last Fiscal Year” are reported as compensation for fiscal 2014 in the Summary Compensation Table. Under “Aggregate Earnings in Last Fiscal Year”, the following amounts are reported as compensation in the Summary Compensation Table that were in excess of 120% of the applicable federal long-term rate are as follows:

Edward M. Murphy	$10,881

Bruce F. Nardella	44,640

Denis M. Holler	52,971

Neil D. Brendmoen	6,442

Jeffrey M. Cohen	1,426

(c)	Represents Company match (up to 1.5% of base salary) on executive contributions to the Executive Deferral Plan, plus Company contributions to the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is an unfunded, nonqualified deferred compensation arrangement to provide deferred compensation to executive officers. For details about both these plans, see “—Compensation Discussion and Analysis—Deferred Compensation” above.

(d)	Represents the 6% return credited to the participant’s account in the Executive Deferred Compensation Plan for balances in fiscal 2014, plus the executives’ respective returns for amounts invested in the Executive Deferral Plan.
(e)	Represents amounts withdrawn from the Executive Deferral Plan and deposited into the executive’s respective 401(k) account in accordance with IRS rules.
(f)	Represents aggregate balances in Executive Deferral Plan and Executive Deferred Compensation Plan for each executive as of fiscal year-end. Of the amounts in this column, the following amounts have been reported as Company contributions in the All Other Compensation column in the Summary Compensation Table for fiscal 2014, fiscal 2013 and fiscal 2012.

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Edward M. Murphy	$59,131	$63,931	$49,231

Bruce F. Nardella	65,444	48,881	40,031

Denis M. Holler	41,098	39,281	35,081

Neil D. Brendmoen	10,069	—	—

Jeffrey M. Cohen	27,619	—	—

Severance and Employment Agreements

In connection with the IPO, we amended the employment agreements with Messrs. Murphy and Nardella. Mr. Murphy’s employment agreement provides for an annual base salary of $400,000 with an annual bonus from the incentive compensation plan equal to no less than Mr. Murphy’s base salary if the Company reaches certain yearly determined performance objectives and an initial term of one-year after which the agreement automatically renews each year for a one-year term, unless terminated earlier by the parties. Mr. Nardella’s employment agreement provides for an annual base salary of $575,000 with an annual bonus from the incentive compensation plan equal to no less that Mr. Nardella’s base salary if the Company reaches certain yearly determined performance objectives and an initial three-year term after which the agreement automatically renews each year for a one-year term, unless terminated earlier by the parties. Each of Messrs. Murphy and Nardella’s employment agreement was modified to provide as follows: (i) if Mr. Murphy or Mr. Nardella is terminated due to death or disability, he is entitled to accelerated vesting of a pro rata portion of his unvested time-based equity awards under the 2014 Incentive Plan and accelerated vesting of all of his unvested Class F Common Units and Class H Common Units, (ii) if Mr. Murphy or Mr. Nardella is terminated (other than for cause and other than due to death or disability) within six months prior to or 24 months following a change in control, he is entitled to accelerated vesting of all of his unvested time-based equity awards under the 2014 Incentive Plan and accelerated vesting of all of his unvested Class F Common Units and Class H Common Units. The payment of severance benefits will be conditioned upon the execution and non-revocation of a release. The amended employment agreements also revise the definition of the scope of our business for purposes of the noncompetition and nonsolicitation provisions set forth therein.

In connection with the IPO, we entered into new employment agreements with each of our executive officers who had a severance agreement (including Messrs. Holler, Cohen and Brendmoen, who are NEOs). The employment agreements addressed the terms not covered by the previous severance agreements, including (i) making explicit that the agreement has a term of one year with automatic renewals unless terminated in accordance with the agreement, (ii) specifying the individual’s position, duties, annual base salary and target bonus and (iii) providing for customary business expense reimbursement. The employment agreements for these executive officers provides that if the executive officer is terminated without “cause” or resigns for “good reason,” he will be, subject to execution and non-revocation of a release, entitled to (i) continued payment of his base salary for one year, (ii) payment of an amount equal to his target bonus, (iii) payment of a pro rata bonus for the year in which such termination occurs if termination occurs within the second half of the year and (iv) a monthly payment of $2,000 for 24 months. If the executive officer is terminated due to death or disability, he is entitled to (i) payment of a pro rata bonus for the year in which such termination occurs and (ii) accelerated vesting of a pro rata portion of his unvested time-based equity awards and accelerated vesting of his unvested Class F Common Units and Class H Common Units. If the executive officer is terminated (other than for cause and other than due to death or disability) within six months prior to or 24 months following a change in control, he is entitled to (i) the same severance payments as provided for in the event of a termination without “cause” or for “good reason,” except that the payment of his base salary will continue for 18 months instead of 12 months following such termination and (ii) accelerated vesting of all of his unvested time-based equity awards under the 2014 Incentive Plan and accelerated vesting of all of his unvested Class F Common Units and Class H Common Units. In addition the new employment agreements update the description of the scope of our business for purposes of the noncompetition and nonsolicitation provisions set forth therein.

Estimated Severance and Change-in-Control Payments

The employment agreements of the executive officers provide for severance benefits in the event of termination under certain circumstances. The following table shows the amount of potential severance benefits for the NEOs pursuant to their employment or severance arrangements, assuming (1) the NEO was terminated under circumstances qualifying for the benefits, (2) the termination occurred six months prior to or twelve months following a change of control and (3) that termination occurred as of September 30, 2014, our fiscal year-end.

Name	Salary ($) (a)	Bonus ($) (b)	Value of Continued Benefits ($) (c)	Total ($)
Edward M. Murphy	800,000	1,196,321	48,000	2,044,321

Bruce F. Nardella	1,150,000	1,680,899	48,000	2,878,321

Denis M. Holler	562,500	379,855	48,000	990,355

Neil D. Brendmoen	412,500	247,181	48,000	707,681

Jeffrey M. Cohen	412,500	278,560	48,000	739,060

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(a)	Under Messrs. Murphy and Nardella’s employment agreements, salary would continue for two years. For each of the other NEOs, if there is a termination without cause or resignation for good reason but no change of control, then salary would continue for twelve months upon a termination as of September 30, 2014. These amounts would be payable over time in accordance with the Company’s regular payroll practices.
(b)	Messrs. Murphy and Nardella would receive an amount equal to his earned but unpaid bonus as of September 30, 2014 plus his target annual bonus of 100 percent of base salary under the incentive compensation plan for two years after termination. Each of the other NEOs would receive an amount equal to his earned but unpaid bonus as of September 30, 2014 plus his target annual bonus of 50 percent of the NEO’s salary for one year following the date of termination. These amounts would be payable over time in accordance with the Company’s regular payroll practices.

(c)	Under each NEO’s employment agreement, each NEO is entitled to receive $2,000 per month for 24 months in lieu of continuing health and welfare benefits.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Chris A. Durbin (Chair)

James L. Elrod, Jr.

Guy Sansone

Equity Compensation Plan Information

The following table provides information as of September 30, 2014 regarding the number of shares of our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(a)
Equity Compensation Plans Approved by Stockholders	559,572	$17	2,328,601

Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A

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(a)	Pursuant to the terms of the 2014 Incentive Plan, the aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to awards which may be granted is 3,325,500 shares. This number will automatically increase on the first day of each fiscal year the 2014 Incentive Plan is in effect by 3.0% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or a lesser amount determined by the Compensation Committee.

Certain Relationships and Related Party Transactions

Limited Liability Company Agreement

On September 16, 2014, NMH Investment entered into the Seventh Amended and Restated Limited Liability Company Agreement (as amended, the “Limited Liability Company Agreement”) by and among NMH Investment, Vestar, an affiliate of Vestar, the management and director investors and future parties to such agreement. Under the Limited Liability Company Agreement, the management committee of NMH Investment consists of members elected by a plurality vote of the holders of NMH Investment’s Class A Common Units consisting of the designees of Vestar as determined in accordance with the Securityholders Agreement described below and one additional person. The management committee has four members. Subject to the terms of the Securityholders Agreement, any member of the management committee may be removed at any time by the holders of a majority of the total voting power of the outstanding Class A Common Units.

The management committee manages and controls the business and affairs of NMH Investment and has the power to, among other things, amend the Limited Liability Company Agreement, approve any significant corporate transactions and appoint officers. It can also delegate such authority by agreement or authorization.

The Limited Liability Company Agreement also contains agreements among the parties with respect to the allocation of net income and net loss and the distribution of assets among the holders of the Preferred Units and the Common Units. The value of the Preferred Units accrues over time so that holders of the Preferred Units are entitled to receive a specified rate of return upon distributions by NMH Investment prior to any distributions in respect of the Common Units. On July 5, 2007, the Company paid a dividend to its parent, NMH Investment, which was used by NMH Investment to pay a return of capital with respect to its Preferred Units. NMH Investment froze the accrual of the Preferred Units as of December 31, 2010, and NMH Investment restarted the accrual of the Preferred Units from July 1, 2013.

Management Unit Subscription Agreements

In connection with the acquisition of NMH Investment by Vestar on June 29, 2006, NMH Investment entered into several agreements with management investors and with Mr. Torres, pursuant to which such investors subscribed for and purchased Preferred Units and Class A Common Units (which is the only class of voting equity interests in NMH Investment). Robert Melia, our Chief Business Development Officer, and Kathleen Federico, our Chief Human Resources Officer, also subscribed for and purchased Preferred Units and Class A Common Units after their respective start dates with the Company. The Preferred Units and 30% of the Class A Common Units were vested with respect to appreciation upon issuance. The remaining 70% of the units vested ratably over 49 months, and thus all of the issuances are fully vested.

In addition, NMH Investment has previously entered into agreements with management investors, including all of the executive officers, whereby such management investors were granted non-voting Class B management Common Units, Class C Common Units, Class D Common Units, Class F Common Units and/or, for certain investors, Class G Common Units or Class H Common Units, all at either nominal or no cost. The Class B, Class C and Class D Common Units’ rights to share in an increase in value of NMH Investment are fully vested for all holders. With respect to the executive officers except for Mr. Cohen, based on the fact they were hired before December 31, 2008, the Class F Common units were 75% vested when issued, and the remaining 25% vested as of December 15, 2012. Mr. Cohen was issued Class F Common Units at no cost in December 2011 after he joined the Company. In connection with his promotion, Mr. Nardella was issued Class F Common Units at no cost in January 2014. Mr. Cohen’s and Mr. Nardella’s Class F Common Units are vesting over a three-year period, with one-third vesting each year upon the anniversary of the date the units were issued. Mr. Cohen’s Class F Common Units fully vested as of December 31, 2014. The Class G Common Units vested upon the consummation of our IPO. The agreement governing the Class H Common Units originally provided that such units would vest upon the consummation of a sale of the Company. In connection with our IPO, we amended the terms of the Class H Common Units so that they will vest upon the earlier to occur of a “sale of the Company” and the achievement of a multiple of investment return threshold by Vestar and its affiliates.

In the aggregate, the Class B, Class C, Class D and Class F Common Units represent the right to receive 10.0% of the increase in value of the common equity interests in NMH Investment. The Class G Common Units will share with the Class A Common Units the increase in value of the common equity interests in NMH Investment that was formerly allocated solely to the Class A Common Units. Once vested, the holders of Class H Common Units will be entitled to receive between 0.0% and 5.0% of the common equity value distributed by NMH Investments to its unitholders depending upon the multiple of investment achieved by Vestar and its affiliates.

NMH Investment may be required to purchase a certain percentage of an executive officer’s Preferred, Class A, Class B, Class C, Class D and Class F Common Units in the event of such investor’s disability, death or retirement. In addition, NMH Investment has the right to purchase all or a portion of a management investor’s units upon the termination of such investor’s active employment with the Company or its affiliates. The price at which the units will be purchased will vary depending on a number of factors, including (i) the circumstances of such termination of employment and whether the management investor engages in certain proscribed competitive activities following employment, (ii) the length of time such units were held and (iii) the financial performance of NMH Investment over a certain specified time period. However, NMH Investment shall not be obligated to purchase any units at any time to the extent that the purchase of such units, or a payment to NMH Investment by one of its subsidiaries in order to fund such purchase, would result in a violation of law, a financing default or adverse accounting consequences, or if a financing default exists which prohibits such purchase or payment. From time to time, NMH Investment may enter into additional management subscription agreements with the management investors or additional members of management pursuant to which it may issue additional units.

Director Unit Subscription Agreements

In connection with her election to our board of directors in December 2008, Pamela F. Lenehan entered into a Director Unit Subscription Agreement with NMH Investment. Ms. Lenehan subscribed for specified amounts of Preferred Units, Class A Common Units and Class E Common Units of NMH Investment for an aggregate purchase price of $125,159. These units were issued to Ms. Lenehan in January 2009. In connection with his election to our board of directors in December 2009, Guy Sansone was offered the opportunity to subscribe for 3,187 Class E Common Units of NMH Investment for an aggregate purchase price of $159.35. These units were issued to Mr. Sansone in September 2010.

Securityholders Agreement

On September 16, 2014, NMH Investment entered into an Amended and Restated Securityholders Agreement (the “Securityholders Agreement”) among NMH Investment, Vestar, an affiliate of Vestar, the management and director investors and any future parties to such agreement as amended (collectively, the “Securityholders”).

The Securityholders Agreement provides that the Securityholders will vote all of their units to elect and continue in office a management committee of NMH Investment composed of: (a) up to three designees of Vestar; and (b) one designee of the employee investors.

In addition, each Securityholder has agreed, subject to certain limited exceptions, that he or she will vote all of his units as directed by Vestar in connection with amendments to NMH Investment’s organizational documents, mergers or other business combinations, the disposition of all or substantially all of NMH Investment’s property and assets, reorganizations, recapitalizations or the liquidation, dissolution or winding up of NMH Investment.

The Securityholders Agreement provides (i) NMH Investment has a right of first refusal with respect to proposed transfers of securities of NMH Investment by the employee investors, (ii) the management with “tag-along” rights with respect to transfers of securities beneficially owned by Vestar, its partners or their transferees, (iii) Vestar with “take-along” rights with respect to securities owned by the investors in a sale of a majority of the equity or voting interests of NMH Investment, NMH Holdings, LLC or certain of their holding company subsidiaries, or in a sale of all or substantially all of the assets of NMH Investment and its subsidiaries and (iv) the employee investors who own Preferred Units or Class A Common Units with certain participation rights in issuances of new Preferred Units or Common Units by NMH Investment to Vestar and its affiliates. In addition, Vestar has certain rights to require NMH Investment (or its successors) to register securities held by the Securityholders under the Securities Act of 1933, as amended (the “Securities Act”) up to eight times, and Vestar and the other Securityholders have certain rights to participate in publicly registered offerings of NMH Investment’s common equity initiated by NMH Investment or other third parties; provided that Vestar and the other Securityholders will not have registration rights with respect to registrable securities under the Securityholder Agreement if such Securityholder has registration rights under the registration rights agreement described below under “—Registration Rights Agreement” with respect to such securities.

Director Nominating Agreement

On September 16, 2014, we entered into a director nominating agreement with NMH Investment, which contains provisions relating to nominations for the election of directors. The director nominating agreement provides that NMH Investment or affiliates of Vestar will have the right to nominate: (i) eight of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 40% of the total voting power of Civitas; (ii) seven of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 35% of the total voting power of Civitas; (iii) six of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 30% of the total voting power of Civitas; (iv) five of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 25% of the total voting power of Civitas; (v) four of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 20% of the total voting power of Civitas; (vi) three of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 15% of the total voting power of Civitas; (vii) two of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 10% of the total voting power of Civitas; (viii) one of nine directors so long as NMH Investment and affiliates of Vestar collectively own at least 5% of the total voting power of Civitas. In each case we will agree to take certain actions to support those nominees for election and include the nominees in the proxy statements for the stockholders meetings at which directors are to be elected.

Registration Rights Agreement

On September 16, 2014, we entered into a registration rights agreement with NMH Investment. Pursuant to the registration rights agreement, NMH Investment is entitled to request that we register the shares of our common stock held by NMH Investment on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” NMH Investment is also entitled to participate in certain registered offerings by us, subject to the terms and conditions in the registration rights agreement. We will pay NMH Investment’s expenses in connection with NMH Investment’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by NMH Investment as of the closing of our IPO and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities. However, any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with our consent and the consent of the holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vestar Capital Partners V, L.P. and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Management Agreement

Prior to the completion of our IPO in September 2014, Vestar and NMHI were parties to a management agreement relating to certain advisory and consulting services rendered by Vestar. In consideration of those services, Vestar earned an aggregate per annum management fee equal to the greater of (i) $850,000 or (ii) an amount per annum equal to 1.00% of NMHI’s consolidated earnings before depreciation, amortization, interest and taxes for each fiscal year before deduction of Vestar’s fee, determined as set forth in NMHI’s senior credit agreement. NMHI also agreed to indemnify Vestar and its affiliates from and against all losses, claims, damages and liabilities arising out of the performance by Vestar of its services pursuant to the management agreement. The management agreement provided for the payment of reasonable and customary transaction advisory fees to Vestar for services in connection with our IPO; provided that such fees were paid pursuant to the consent of the directors of NMHI who are not affiliated with or employed by Vestar.

Pursuant to the management agreement, NMHI paid Vestar annual fees of $1.3 million, $1.4 million and $1.4 million in the fiscal years ended September 30, 2012, 2013 and 2014, respectively. In connection with our IPO on September 16, 2014, we paid Vestar a transaction advisory fee of $8.0 million, which was approved by a majority of our directors who are not affiliated with or employed by Vestar. The management agreement terminated on September 16, 2014 upon completion of our IPO.

Indemnification Agreements

On or about September 17, 2014, we entered into amended indemnification agreements with each of our directors and executive officers. Under the indemnification agreements, directors and executive officers are indemnified against certain expenses, judgments and other losses resulting from involvement in legal proceedings arising from service as a director or executive officer. Civitas will advance expenses incurred by directors or executive officers in defending against such proceedings, and indemnification is generally not available for proceedings brought by an indemnified person (other than to enforce his or her rights under the indemnification agreement). If an indemnified person elects or is required to pay all or any portion of any judgment or settlement for which Civitas is jointly liable, Civitas will contribute to the expenses, judgments, fines and amounts paid in settlement incurred by the indemnified person in proportion to the relative benefits received by Civitas (and its officers, directors and employees other than the indemnified person) and the indemnified person, as may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of NMHI (and its officers, directors and employees other than the indemnified person) and the indemnified person in connection with the events that resulted in such losses, as well as any other equitable considerations which the law may require to be considered. NMHI is a guarantor of Civitas’ obligations under this agreement.

Policies and Procedures for Related Party Transactions

In connection with our IPO, we adopted a policy which provides that our Audit Committee is responsible for reviewing and approving or ratifying related party transactions. For purposes of the policy, a “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Civitas was, is or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which our executive officers, directors, director nominees or any stockholder beneficially owning in excess of five percent of our stock (each, a “related party”) had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K). Any related party who intends to enter into a related party transaction shall promptly disclose that intention and all material facts with respect to such transaction to our Chief Legal Officer. The Chief Legal Officer will then promptly communicate that information to the Audit Committee of the Board. The Audit Committee will review all related party transactions and approve such transactions (subject to a delegation of authority as provided in the policy). In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. It is our policy that directors interested in a related party transaction will recuse themselves from any such vote.

Stock Ownership Information

Beneficial Ownership of Civitas’ Common Stock

The following table shows information about the beneficial ownership of our common stock as of January 2, 2015 by:

•	each person known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors and NEOs; and

•	all of our directors and executive officers as a group.

The numbers (including percentages) listed below are based on 36,950,000 shares of our common stock outstanding as of January 2, 2015.

Name of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Stock Outstanding
Principal Stockholders:
NMH Investment LLC (2)(3)	25,250,000	68%
FMR LLC (4)	5,542,500	15%
Directors and Named Executive Officers:
Edward M. Murphy	—	—
Bruce F. Nardella	—	—
Denis M. Holler	—	—
Neil D. Brendmoen	—	—
Jeffrey M. Cohen	—	—
Chris A. Durbin (5)	—	—
James L. Elrod, Jr. (5)	—	—
Patrick M. Gray	—	—
Pamela F. Lenehan	—	—
Kevin A. Mundt (5)	—	—
Guy Sansone	—	—
Gregory T. Torres	—	—
All directors and executive officers as a group (18 persons)	—	—

(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•	voting power which includes the power to vote, or to direct the voting of, such security; and/or

•	investment power which includes the power to dispose, or to direct the disposition of, such security.

(2)	The address for NMH Investment is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(3)	Although our executive officers, Edward M. Murphy, Bruce F. Nardella, Denis M. Holler, Neil D. Brendmoen, David M. Petersen, Jeffrey M. Cohen, Linda De Renzo, Kathleen Federico, Dwight D. Robson, Gerald J. Morrissey, Jr., and Robert M. Melia, and two of our directors, Pamela F. Lenehan and Guy Sansone, do not have voting or dispositive power over the securities held by NMH Investment, each owns securities of NMH Investment with varying rights to participate in distributions by NMH Investment. Although these securities do not directly translate to an indirect percentage ownership interest of Civitas, NMH Investment estimates that Mr. Murphy, Mr. Nardella, Mr. Holler, Mr. Brendmoen, Mr. Petersen, Mr. Cohen, Ms. De Renzo, Ms. Federico, Mr. Robson, Mr. Morrissey, Mr. Melia, Ms. Lenehan and Mr. Sansone, would be entitled to approximately 3.1%, 2.0%, 1.5%, 0.3%, 1.2%, 0.2%, 0.9%, 0.8%, 0.7%, 0.1%, 1.0%, 0.1% and less than 0.1%, respectively, of the distributions of NMH Investment. These percentages (i) are calculated as of January 2, 2015, (ii) are based on the closing price of our common stock of $15.62 per share on September 30, 2014 and (iii) assume the Class H Common Units of NMH Investment issued to management vest and (iv) exclude the unvested options and restricted stock units held by those individuals.

(4)	Based on Form 13G filed by FMR LLC on October 10, 2014. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)	Messrs. Elrod, Mundt and Durbin are Managing Directors of Vestar. Each of Messrs. Elrod, Mundt and Durbin disclaims beneficial ownership of any units of NMH Investment beneficially owned by Vestar, except to the extent of his indirect pecuniary interest therein.

Beneficial Ownership of NMH Investment’s Equity

Civitas is a wholly owned subsidiary of NMH Investment, whose members include funds affiliated with Vestar and certain members of management. The following table shows information about the beneficial ownership of NMH Investment’s equity, as of January 2, 2015, by funds affiliated with Vestar, each of our directors and NEOs. The respective percentages of beneficial ownership of Preferred Units, Class A Common Units, Class B Common Units, Class C Common Units, Class D Common Units, Class E Common Units, Class F Common Units, Class G Common Units and Class H Common Units is based on 1,771,517.5 Preferred Units of NMH Investment, 7,344,831.97 Class A Common Units of NMH Investment, 127,774.92 Class B Common Units of NMH Investment, 134,083.72 Class C Common Units of NMH Investment, 250,478.53 Class D Common Units of NMH Investment, 6,375 Class E Common Units of NMH Investment, 4,414,405.83 Class F Common Units of NMH Investment, 125,000 Class G Common Units of NMH Investment and 1,100,000 Class H Common Units of NMH Investment outstanding as of January 2, 2015.

	Preferred Units		Class A Common Units		Class B Common Units		Class C Common Units		Class D Common Units
Name of Beneficial Owner (1)	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
Principal Stockholder:
Funds affiliated with Vestar(2)(3)	1,728,137	97.55%	6,918,627	94.2%	—	—	—	—	—	—
Directors and Named Executive Officers:
Edward M. Murphy	13,000.73%		130,000	1.77%	7,401.63	5.79%	7,766.90	5.79%	33,585.96	13.41%
Bruce F. Nardella	3,000.17%		30,000.41%		7,401.63	5.79%	7,766.90	5.79%	29,213.95	11.66%
Denis M. Holler	4,016.85	.23%	40,168.52	.55%	7,401.63	5.79%	7,766.90	5.79%	29,213.95	11.66%
Neil D. Brendmoen	1,743.64	.10%	17,436.45	.24%	2,406.25	1.88%	2,525.00	1.88%	2,675.00	1.07%
Jeffrey M. Cohen	—	—	—	—	—	—	—	—	—	—

Chris A. Durbin (4)	—	—	—	—	—	—	—	—	—	—
James L. Elrod, Jr. (4)	—	—	—	—	—	—	—	—	—	—
Patrick M. Gray	—	—	—	—	—	—	—	—	—	—
Pamela F. Lenehan	975.06%		2,750.04%		—	—	—	—	—	—
Kevin A. Mundt (4)	—	—	—	—	—	—	—	—	—	—
Guy Sansone	—	—	—	—	—	—	—	—	—	—
Gregory T. Torres	2,500.14%		25,000.34%		—	—	—	—	—	—
All directors and executive officers as a group (18 persons)	25,235.49	1.42%	245,354.97	3.34%	24,611.14	19.26%	25,825.70	19.26%	94,688.86	37.80%

	Class E Common Units		Class F Common Units		Class G Common Units		Class H Common Units
Name of Beneficial Owner (1)	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
Principal Stockholder:
Funds affiliated with Vestar(2)(3)	—	—	—	—	—	—	—	—
Directors and Named Executive Officers:
Edward M. Murphy	—	—	701,245.51	15.95%	—	—	200,000	18.18%
Bruce F. Nardella	—	—	555,617.52	12.63%	—	—	250,000	22.73%
Denis M. Holler	—	—	355,617.52	8.09%	—	—	150,000	13.64%
Neil D. Brendmoen	—	—	47,393.75	1.08%	10,000	8.0%	—	—
Jeffrey M. Cohen	—	—	100,000	2.27%	10,000	8/0%	—	—

Chris A. Durbin (4)	—	—	—	—	—	—	—	—
James L. Elrod, Jr. (4)	—	—	—	—	—	—	—	—
Patrick M. Gray	—	—	—	—	—	—	—	—
Pamela F. Lenehan	3,188	50.01%	—	—	—	—	—	—
Kevin A. Mundt (4)	—	—	—	—	—	—	—	—
Guy Sansone	3,187	49.99%	—	—	—	—	—	—
Gregory T. Torres	—	—	—	—	—	—	—	—
All directors and executive officers as a group (18 persons)	6,375	100%	1,759,874.30	40.02%	20,000.00	16.00%	600,000	54.55%

(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•	voting power which includes the power to vote, or to direct the voting of, such security; and/or

•	investment power which includes the power to dispose, or to direct the disposition of, such security.

In computing the number of securities beneficially owned by a person and the percentage ownership of that person, securities that the person currently has the right to acquire within 60 days of September 2, 2014 are deemed outstanding. Such securities, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	The address for Vestar Capital Partners V, L.P. is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(3)	Includes 1,727,280 Preferred Units and 6,915,196 Class A Common Units held by Vestar Capital Partners V, L.P. (the “Fund”), and 857 Preferred Units and 3,431 Class A Common Units held by Vestar/NMH Investors, LLC (“Vestar/NMH”). Vestar Associates V, L.P. (“Vestar Associates V”) is the general partner of the Fund and the managing member of Vestar/NMH, and has voting and investment power over the securities held or controlled by the Fund and Vestar/NMH. Vestar Managers V, Ltd. (“VMV”) is the general partner of Vestar Associates V. Daniel S. O’Connell is the sole director of VMV and as a result he may be deemed to have beneficial ownership of the shares owned by the Fund and Vestar/NMH. Each of Vestar Associates V, VMV and Mr. O’Connell disclaims beneficial ownership of any securities beneficially owned by the Fund and Vestar/NMH, except to the extent of their respective pecuniary interest therein. The address of the Fund, Vestar/NMH, Vestar Associates, VMV and Mr. O’Connell is 245 Park Avenue, 41st Floor, New York, NY 10167.

(4)	Messrs. Elrod, Mundt and Durbin are Managing Directors of Vestar. Each of Messrs. Elrod, Mundt and Durbin disclaims beneficial ownership of any shares beneficially owned by the Fund, except to the extent of his indirect pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and beneficial owners of more than ten percent of Civitas’ common stock to file with the SEC reports of their initial ownership and changes in their ownership of Civitas’ common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during fiscal 2014.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors is primarily responsible for assisting the Board in fulfilling its oversight responsibility with respect to our financial accounting and reporting, systems of internal control, audit process and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2014 with management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the SEC.

Audit Committee

Pamela F. Lenehan (Chair)

Chris A. Durbin

Patrick M. Gray

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, in fiscal 2014 and fiscal 2013:

Services Rendered	Fees (in thousands)
	Fiscal 2014	Fiscal 2013
Audit Fees (1)	$2,131	$1,190
Tax Fees (2)	$34	$33
Total	$2,165	$1,223

(1)	Audit Fees for fiscal 2014 and fiscal 2013 consist of fees paid for professional services necessary to perform an audit of the financial statements, a review of the quarterly and annual reports and statutory audits, IPO -related services and other services required to be performed by our independent auditors.

(2)	Tax fees primarily include professional services rendered for tax services during the fiscal year indicated.

We have a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm in deciding whether to approve non-audit services. All services performed by our independent registered public accounting firm in fiscal 2014 and fiscal 2013 were pre-approved in accordance with the policy.

Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)

(Proposal No. 2)

We are seeking an advisory (non-binding) vote from our stockholders to approve the compensation of our named executive officers (our “NEOs”) for fiscal 2014 as disclosed in this proxy statement. For fiscal 2014, a meaningful portion of our NEOs’ pay opportunity was variable (delivered through the combination of short-term and long-term incentive awards) where the value was linked to equity value and our achievement of performance targets. As a result, in fiscal 2014, Mr. Nardella received approximately 65% of his compensation in equity grants, 15% in salary and 16% in non-equity incentive compensation, Mr. Murphy received approximately 46% of his compensation in equity grants, 26% in salary and 23% in non-equity incentive compensation, Mr. Holler received approximately 25% in equity grants, 46% in base salary and 23% in non-equity incentive compensation, Mr. Brendmoen received approximately 67% in equity grants, 20% in salary and 11% in non-equity incentive compensation and Mr. Cohen received 58% in equity grants, 20% in salary and 13% in non-equity compensation.

The primary objectives of our executive compensation program are to:

•	attract and retain top executive talent;

•	achieve accountability for performance by linking annual cash incentive awards to achievement of measurable performance objectives; and

•	align executive officers with our stockholders, create an ownership culture, and drive long-term business success by providing opportunity for significant equity-based rewards.

In deciding how to vote on this proposal, we urge our stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs for fiscal 2014 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our NEOs as described in this proxy statement.

Although this vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board or the Compensation Committee at any time throughout the year. Please refer to “Corporate Governance—Communications with the Board” in this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation

(Proposal No. 3)

The SEC rules also enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers (our “NEOs”). By voting on this Proposal No. 3, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every 1 year, 2 years or 3 years (or you may abstain).

The Board recommends a vote for “1 year” as the frequency of the advisory vote to approve NEO compensation. The Board has determined that holding an advisory vote to approve NEO compensation every year is the best approach for Civitas based on a number of considerations. These considerations include that this frequency aligns with the interests of stockholders, provides more consistent and direct communication and reflects sound corporate governance principles.

Although the advisory vote is non-binding, the Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on NEO compensation. Stockholders who have concerns about executive compensation during the interval between advisory votes on NEO compensation are welcome to bring their specific concerns to the attention of the Board. Please refer to “Corporate Governance—Communications with the Board” in this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” AS THE FREQUENCY OF

THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Ratification of Deloitte & Touche LLP as the Company’s

Independent Registered Public Accounting Firm for Fiscal 2015

(Proposal No. 4)

The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor for fiscal 2015. Deloitte & Touche LLP served in this capacity for us in fiscal 2012, fiscal 2013 and fiscal 2014. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that result. Even if stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2015 if it determines that such a change would be in the best interests of Civitas and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

Other Matters

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy will vote as recommended by the Board or, if no recommendation is given, in his or her discretion on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.

Requirements for Inclusion of Stockholder Proposals in the 2016 Annual Meeting Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Secretary of Civitas Solutions, Inc. at 313 Congress Street, Boston, Massachusetts 02210 and must be received no later than December 15, 2015 unless the date of our 2016 annual meeting is changed by more than 30 days from March 6, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Advance Notice Bylaw Requirements for Stockholder Proposals

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2016 annual meeting must provide notice of such business to the Secretary of Civitas Solutions, Inc. at 313 Congress Street, Boston, Massachusetts 02210 between November 7, 2015 and the close of business on December 7, 2015. The notice must contain the information required by our Bylaws, which are posted on our website.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:
	☐	☐	☐
1.	Election of Directors
Nominees
01	Chris A. Durbin 02 Patrick M. Gray 03 Bruce F. Nardella

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2	An advisory, non-binding resolution with respect to our executive compensation.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain

3	To recommend, by non-binding vote, the frequency of executive compensation votes.				☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

4	Ratification of the appointment of Deloitte & Touche, LLP as the Company’s Independent Public Accounting Firm for fiscal 2015.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, Notice & Proxy Statement is/are available at www.proxyvote.com.

CIVITAS SOLUTIONS, INC Annual Meeting of Stockholders March 6, 2015 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Bruce F. Nardella, Denis M. Holler, and Linda De Renzo or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CIVITAS SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, EST on March 6, 2015, at the Civitas Solutions, Inc. Corporate Headquarters, 313 Congress Street, Fourth Floor, Boston, MA 02210, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side